CREDIT AGREEMENT

                          Dated as of September 15, 1995

                                     among

                                  NIKE, INC.,

                           Certain of Its Subsidiaries,

                        BANK OF AMERICA NATIONAL TRUST
                            AND SAVINGS ASSOCIATION

                                  as Agent,


                                    and


                THE OTHER FINANCIAL INSTITUTIONS PARTY HERETO


                                Arranged by

                            BA SECURITIES, INC. _

                               TABLE OF CONTENTS

                                                                      Page


                                  ARTICLE I
                                 DEFINITIONS                             1

                                 ARTICLE II
                                THE FACILITY                            11

      2.1.  The Facility                                               11
      2.2.  Ratable Advances                                           11
            2.2.1.  Ratable Advances                                   11
            2.2.2.  Ratable Advance Rate Options                       12
            2.2.3.  Method of Selecting Rate Options and Interest
                    Periods for Ratable Advances                       12
            2.2.4.  Conversion and Continuation Elections              12
            2.2.5.  Applicable Margin                                  13
      2.3.  Competitive Bid Advances                                   14
            2.3.1.  Competitive Bid Option                             14
            2.3.2.  Competitive Bid Quote Request                      14
            2.3.3.  Invitation for Competitive Bid Quotes              15
            2.3.4.  Submission and Contents of Competitive Bid Quotes  15
            2.3.5.  Notice to Borrower                                 16
            2.3.6.  Acceptance and Notice by Borrower                  16
            2.3.7.  Allocation by Agent                                17
            2.3.8.  Administration Fee                                 17
      2.4.  Fees                                                       17
            2.4.1.  Facility Fee                                       17
      2.5.  General Facility Terms                                     17
            2.5.1.  Method of Borrowing                                18
            2.5.2.  Minimum Amount of Each Advance                     18
            2.5.3.  Repayment                                          18
            2.5.4.  Optional Principal Payments                        18
            2.5.5.  Interest Periods                                   18
            2.5.6   Rate after Maturity                                18
            2.5.7  Interest Payment Dates; Interest Basis              19
            2.5.8.  Method of Payment                                  19
            2.5.9.  Notes; Telephonic Notices; Designation of Company  19
            2.5.10. Notification of Advances, Interest Rates
                    and Prepayments                                    20
            2.5.11. Non-Receipt of Funds by the Agent                 20
            2.5.12. Cancellation                                       20
            2.5.13. Lending Installations                              20
            2.5.14. Currency Fluctuations                              21
            2.5.15. Failure to Pay in a Eurocurrency                   21
            2.5.16.  Judgment Currency Provisions                      21
      2.6.  Extension of Revolving Credit Termination Date             21
      2.7.  Subsidiary Borrowers                                       23

                                   ARTICLE III
                           TAXES, CHANGE IN CIRCUMSTANCES              23

      3.1.  Taxes.                                                     23
      3.2.  Yield Protection                                           24
      3.3.  Availability of Rate Options                               24
      3.4.  Funding Indemnification                                    25
      3.5.  Regulation D Compensation                                  25
      3.6.  Bank Statements; Survival of Indemnity                     25
      3.7.  Removal of Banks                                           26

                                  ARTICLE IV
                              CONDITIONS PRECEDENT                     26

      4.1.  Closing                                                    26
      4.2.  Each Advance.                                              27

                                   ARTICLE V
                           REPRESENTATIONS AND WARRANTIES              28

      5.1.  Corporate Existence                                        28
      5.2.  Authorization and Validity                                 28
      5.3.  No Conflict; Government Consent                            28
      5.4.  Financial Statements                                       28
      5.5.  Material Adverse Change                                    28
      5.6.  Taxes                                                      28
      5.7.  Litigation and Contingent Obligations                      29
      5.8.  Subsidiaries                                               29
      5.9.  ERISA                                                      29
      5.10. Accuracy of Information                                    29
      5.11. Regulation U                                               29
      5.12. Material Agreements                                        29
      5.13. Compliance With Laws                                       29
      5.14. Ownership of Properties                                    29
      5.15. Post-Retirement Benefits                                  30
      5.16. Environmental and Safety and Health Matters                30

                                  ARTICLE VI
                                   COVENANTS                           30

      6.1.  Financial Reporting                                        30
      6.2.  Use of Proceeds                                            31
      6.3.  Notice of Default                                          31
      6.4.  Preservation of Existence; Conduct of Business             31
      6.5.  Taxes                                                      31
      6.6.  Insurance                                                  31
      6.7.  Compliance with Laws                                       32
      6.8.  Maintenance of Properties; Trademarks and Franchises       32
      6.9.  Inspection                                                 32
      6.10.  Dividends                                                 32
      6.11.  Merger                                                    32
      6.12.  Sale of Assets                                            32
      6.13.  Sale and Leaseback                                        33
      6.14.  Acquisitions                                              33
      6.15.  Liens                                                     33
      6.16.  Affiliates                                                34
      6.17.  Leverage Ratio                                            34

                                  ARTICLE VII
                                   DEFAULTS                            34

                                 ARTICLE VIII
                  ACCELERATION, WAIVERS, AMENDMENTS AND REMEDIES       36

      8.1.  Acceleration                                               36
      8.2.  Amendments                                                 36
      8.3.  Preservation of Rights                                     37

                                  ARTICLE IX
                                   GUARANTY                            37

      9.1.  Guaranty                                                   37
      9.2.  Obligations Independent                                    37
      9.3.  Authorization of Renewals, Etc                             38
      9.4.  Waiver of Certain Rights                                   38
      9.5.  Waiver of Certain Defenses                                 38
      9.6.  Information Relating to Company                            38
      9.7.  Subordination                                              38
      9.8.  Reinstatement of Guaranty                                  38
      9.9.  Power and Authority of Subsidiary Borrowers                38

                                  ARTICLE X
                              GENERAL PROVISIONS                       39

      10.1.  Survival of Representations                               39
      10.2.  Governmental Regulation                                   39
      10.3.  Taxes                                                     39
      10.4.  Headings                                                  39
      10.5.  Entire Agreement                                          39
      10.6.  Several Obligations                                       39
      10.7.  Expenses; Indemnification                                 39
      10.8.  Numbers of Documents                                      40
      10.9.  Accounting                                                40
      10.10.  Severability of Provisions                               40
      10.11.  Nonliability of Banks                                    40
      10.12.  Confidentiality                                          40
      10.13.  CHOICE OF LAW                                            40
      10.14.  CONSENT TO JURISDICTION                                  40
      10.15.  WAIVER OF JURY TRIAL                                     41
      10.16.  OREGON LEGAL NOTICE                                      41
      10.17.  Several Obligations                                      41

                                  ARTICLE XI
                                  THE AGENT                            41

      11.1.  Appointment and Authorization; "Agent"                    41
      11.2.  Delegation of Duties                                      41
      11.3.  Liability of Agent                                        42
      11.4.  Reliance by Agent                                         42
      11.5.  Notice of Default                                         42
      11.6.  Credit Decision                                           43
      11.7.  Indemnification of Agent                                  43
      11.8.  Agent in Individual Capacity                              43
      11.9.  Successor Agent                                           44
      11.10.  Withholding Tax                                          44

                                  ARTICLE XII
                             SETOFF; RATABLE PAYMENTS                  45

      12.1.  Setoff                                                    45
      12.2.  Ratable Payments                                          45

                                   ARTICLE XIII
                    BENEFIT OF AGREEMENT; ASSIGNMENTS; PARTICIPATIONS  46

      13.1.  Successors and Assigns                                    46
      13.2.  Participations                                            46
             13.2.1.  Permitted Participants; Effect                   46
             13.2.2.  Voting Rights                                    46
             13.2.3.  Benefit of Setoff                                46
      13.3.  Assignments                                               47
             13.3.1.  Permitted Assignments                            47
             13.3.2.  Effect; Effective Date                           47
      13.4.  Dissemination of Information                              47

                                  ARTICLE XIV
                                    NOTICES                            48

      14.1.  Giving Notice                                             48
      14.2.  Change of Address                                         48

                                 ARTICLE XV
                                COUNTERPARTS                           48



EXHIBITS

EXHIBIT A      Ratable Note
EXHIBIT B      Competitive Bid Note
EXHIBIT C      Competitive Bid Quote Request
EXHIBIT D      Invitation for Competitive Bid Quotes
EXHIBIT E      Competitive Bid Quotes
EXHIBIT F      Company Counsel Opinion
EXHIBIT G      Ratable Borrowing Notice
EXHIBIT H      Notice of Conversion/Continuation
EXHIBIT I      Compliance Certificate
EXHIBIT J      Assignment Agreement
EXHIBIT K      Confidentiality Agreement
EXHIBIT L      Certificate for Subsidiary Borrowers

SCHEDULES

Schedule 1     Subsidiaries
Schedule 2      Liens



                                 CREDIT AGREEMENT


This Agreement, dated as of September 15, 1995, is among NIKE, Inc., the "Subsidiary Borrowers" from time to time party hereto, the Banks and Bank of America National Trust and Savings Association, as Agent. The parties hereto agree as follows:


                                    ARTICLE I

                                   DEFINITIONS

     As used in this Agreement:

    "Absolute Rate" means, with respect to an Absolute Rate Loan made by a given Bank for the relevant Absolute Rate Interest Period, the rate of interest per annum (rounded to the nearest 1/1000 of 1%) offered by such Bank and accepted by the Company.

     "Absolute Rate Advance" means a borrowing hereunder consisting of the aggregate amount of the several Absolute Rate Loans made by some or all of the Banks to the Company at the same time and for the same
Interest Period.

     "Absolute Rate Auction" means a solicitation of Competitive Bid Quotes setting forth Absolute Rates pursuant to Section 2.3.

     "Absolute Rate Interest Period" means, with respect to an Absolute Rate Advance, a period of not less than 7 and not more than 180 days commencing on a Business Day selected by the Company pursuant to this Agreement. If such Absolute Rate Interest Period would end on a day which is not a Business Day, such Absolute Rate Interest Period shall end on the next succeeding Business Day.

     "Absolute Rate Loan" means a Loan which bears interest at the Absolute Rate.

     "Acquisition" means any material transaction, or any series of related transactions, consummated after the date of this Agreement, by which the Company or any of the Subsidiaries (i) acquires any going concern business or all or substantially all of the assets of any firm, corporation or division thereof, whether through purchase of assets, merger or otherwise or (ii) directly or indirectly acquires (in one transaction or as the most recent transaction in a series of transactions) at least a majority (in number of votes) of the securities of a corporation which have ordinary voting power for the election of directors (other than securities having such power only by reason of the happening of a contingency).

     "Advance" means a borrowing hereunder consisting of the aggregate amount of the several Loans made by some or all of the Banks to the Company on the same Borrowing Date, at the same Rate Option (or on the same interest basis in the case of Competitive Bid Advances) and for the same Interest Period and includes a Competitive Bid Advance.

     "Affiliate" means, as to any Person, any other Person which, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person. A Person shall be deemed to control another person if the controlling Person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of the other Person, whether through the ownership of voting securities, membership interests, by contract, or otherwise.

     "Agent" means Bank of America National Trust and Savings Association in its capacity as agent for the Banks pursuant to Article XI, and not in its individual capacity as a Bank, and any successor Agent appointed pursuant to Article XI.

     "Agent-Related Persons" means BofA and any successor agent arising under Section 11.9, together with their respective Affiliates (including, in the case of BofA, the Arranger), and the officers, directors, employees, agents and attorneys-in-fact of such Persons and Affiliates.

     "Aggregate Commitment" means the aggregate of the Commitments of all the Banks hereunder, as reduced from time to time pursuant to the terms hereof.

     "Agreement" means this Credit Agreement, as it may be amended or modified and in effect from time to time.

     "Agreement Accounting Principles" means generally accepted principles of accounting as in effect from time to time, applied in a manner consistent with that used in preparing the financial statements referred to in
Section 5.4.

     "Alternate Base Rate" means, on any date and with respect to all Floating Rate Advances, a fluctuating rate of interest per annum equal to the higher of (i) the Federal Funds Effective Rate most recently determined by the Agent plus 1/2% per annum and (ii) the Corporate Base Rate. Changes in the rate of interest on that portion of any Advance maintained as a Floating Rate Advance will take effect simultaneously with each change in the Alternate Base Rate. The Agent will give notice promptly to the Company and the Banks of changes in the Alternate Base Rate in respect of any outstanding Floating Rate Loans.

     "Applicable Margin" shall have the meaning set forth in Section
2.2.5.

     "Arranger" means BA Securities, Inc.

     "Article" means an article of this Agreement unless another document is specifically referenced.

     "Attorney Costs" has the meaning set forth in Section 10.7.

     "Banks" means the financial institutions listed on the signature pages of this Agreement and their respective successors and assigns.

     "Base Eurocurrency Rate" means, with respect to a Eurocurrency Advance and for the relevant Eurocurrency Interest Period, the rate determined by the Agent to be the arithmetic mean (rounded upwards, if necessary, to the nearest one-sixteenth of one percent) of the annual rates of interest published by Reuters Limited, by reference to the Screen page "LIBO", as being the offered rates in the London interbank market for deposits in the applicable Eurocurrency for a period approximately equal to such Eurocurrency Interest Period at approximately 11:00 a.m. (London time) two Business Days prior to the first day of such Eurocurrency Interest Period. If such rates are not available, Base Eurocurrency Rate means the rate determined by the Agent to be the rate reported to the Agent by BofA as the rate at which deposits in the applicable Eurocurrency are offered by BofA to first-class banks in the London interbank market at approximately 11:00 a.m. (London time) two business days prior to the first day of such Eurocurrency Interest Period, in the approximate amount of BofA's portion of the relevant Eurocurrency Advance and having a maturity approximately equal to such Eurocurrency Interest Period.

     "BofA" means Bank of America National Trust and Savings Association, and its successors.

     "Borrowers" means the Company and any Subsidiary Borrowers.
References to "the Borrower" in relation to any particular Loan shall be deemed to refer to the applicable Borrower with respect to such Loan.

     "Borrowing Date" means a date on which an Advance is made hereunder.

     "Business Day" means (i) with respect to any borrowing, payment or rate selection of Eurodollar Ratable Advances or Eurodollar Bid
Rate Advances, a day other than Saturday or Sunday on which banks are open for business in San Francisco and New York City and on which dealings in United States dollars are carried on in the London interbank market,
(ii) with respect to any borrowing payment or rate selection of Eurocurrency Advances, a day on which banks are open for business in San Francisco, New York City and London, England and on which dealings in such Eurocurrency are carried on in the London interbank market and in the place where the principal foreign exchange market in the country of issue of the applicable Eurocurrency is located; and (iii) for all other purposes, a day other than Saturday or Sunday on which banks are open for business in San Francisco and New York City.

     "Capitalized Lease" of a Person means any lease of property by such Person as lessee which would be capitalized on a balance sheet of such Person prepared in accordance with Agreement Accounting Principles.

     "Capitalized Lease Obligations" of a Person means the amount of obligations of such Person under Capitalized Leases which would be shown as a liability on a balance sheet of such Person prepared in accordance with Agreement Accounting Principles.

     "Code" means the Internal Revenue Code of 1986, as amended, reformed or otherwise modified from time to time.

     "Commitment" means, for each Bank, the obligation of the Bank to make Loans not exceeding the amount set forth opposite its signature below, as such amount may be modified from time to time pursuant to the terms of this Agreement.

     "Company" means NIKE, Inc., an Oregon corporation.

     "Competitive Bid Advance" means a borrowing hereunder prior to the Revolving Credit Termination Date consisting of the aggregate amount of the several Competitive Bid Loans made by some or all of the Banks to a Borrower at the same time and for the same Interest Period.

     "Competitive Bid Borrowing Notice" is defined in Section 2.3.6.

     "Competitive Bid Loan" means a Eurodollar Bid Rate Loan or an Absolute Rate Loan, or both, as the case may be.

     "Competitive Bid Margin" means the margin above or below the applicable Eurodollar Base Rate offered for a Eurodollar Bid Rate Loan, expressed as a percentage (rounded to the nearest 1/1000 of 1%) to be added or subtracted from such Eurodollar Base Rate.

     "Competitive Bid Note" means a promissory note in substantially the form of Exhibit "B" hereto, with appropriate insertions, duly executed and delivered to the Agent by the Borrowers for the account of a Bank and payable to the order of such Bank, including any amendment, modification, renewal or replacement of such promissory note.

     "Competitive Bid Quote" means a Competitive Bid Quote substantially in the form of Exhibit "E" hereto completed and delivered by a Bank to the Agent in accordance with Section 2.3.4.

     "Competitive Bid Quote Request" means a Competitive Bid Quote Request substantially in the form of Exhibit "C" hereto completed and delivered by a Borrower to the Agent in accordance with Section 2.3.2.

     "Controlled Group" means all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control which, together with the Company or any Subsidiary, are treated as a single employer under Section 414(b) or 414(c) of the Code.

     "Conversion/Continuation Date" means any date on which, under Section 2.2.4, a Borrower (a) converts an Advance bearing interest based on a Rate Option to an Advance bearing interest based on another Rate Option, or (b) continues an Advance bearing interest based on the same Rate Option, but with a new Interest Period, an Advance having an Interest Period expiring on such date.

     "Corporate Base Rate" means a rate per annum equal to the "reference rate" of interest announced by BofA from time to time, changing when and as said reference rate changes. The reference rate is not necessarily the lowest rate of interest charged by BofA at any given time for any particular class of customers or credit extensions.

     "Default" means an event described in Article VII.

     "Dollars" means lawful money of the United States of America.

     "Effective Date" means the date on which all conditions set forth in Section 4.1 are satisfied or waived by the Agent and the Banks, provided such date shall not be later than September 30, 1995.

     "Eligible Assignee" means (a) a commercial bank organized under the laws of the United States, or any state thereof, and having a combined capital and surplus of at least $100,000,000; (b) a commercial bank organized under the laws of any other country which is a member of the Organization for Economic Cooperation and Development or a political subdivision of any such country, and having a combined capital and surplus of at least $100,000,000, provided that such bank is acting through a branch or agency located in the United States; and (c) a Person that is primarily engaged in the business of commercial banking and that is (i) a Subsidiary of a Bank, (ii) a Subsidiary of a Person of which a Bank is a Subsidiary, or (iii) a Person of which a Bank is a Subsidiary.

     "Environmental Laws" means the Resource Conservation and Recovery Act of 1987, the Comprehensive Environmental Response, Compensation and Liability Act, any so-called "Superfund" or "Superlien" law, the Toxic Substances Control Act, and any other federal, state or local statute, law, ordinance, code, rule, regulation, order or decree regulating, relating to, or imposing liability or standards of conduct concerning, any hazardous materials or other hazardous or toxic substance, as now or at any time hereafter in effect.

     "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time.

     "Eurocurrency" means Dutch Guilders, British Pounds Sterling, Italian Lira, Belgian Francs, Spanish Pesetas, German Marks and any other currency other than Dollars which is freely transferable and convertible into Dollars.

     "Eurocurrency Advance" means an advance which bears interest at a Eurocurrency Rate requested by the Company pursuant to Section 2.2.

     "Eurocurrency Interest Period" means with respect to a Eurocurrency Advance, a period of one, two, three or six months commencing on a Business Day selected by a Borrower pursuant to this Agreement. Such Eurocurrency Interest Period shall end on (but exclude) the day which corresponds numerically to such date one, two, three or six months thereafter, provided, however, that if there is no such numerically corresponding day in such next, second, third or sixth succeeding month, such Eurocurrency Interest Period shall end on the last Business Day of such next, second, third or sixth month. If a Eurocurrency Interest Period would otherwise end on a day which is not a Business Day, such Eurocurrency Interest Period shall end on the next succeeding Business Day provided, however, that if said next succeeding Business Day falls in a new calendar month, such Eurocurrency Interest Period shall end on the immediately preceding Business Day.

     "Eurocurrency Loan" means a Loan which bears interest at a Eurocurrency Rate requested by the Borrower pursuant to Section 2.2.

     "Eurocurrency Rate" means, with respect to a Eurocurrency Advance for the relevant Eurocurrency Interest Period, a rate per annum equal to the sum of (i) the Base Eurocurrency Rate applicable to that Eurocurrency Interest Period plus (ii) the Applicable Margin, rounded if necessary, to the next higher 1/16th of 1%.

     "Eurodollar Auction" means a solicitation of Competition Bid Quotes setting forth Eurodollar Bid Rates pursuant to Section 2.3.

     "Eurodollar Base Rate" means, with respect to a Eurodollar Ratable Advance or a Eurodollar Bid Rate Advance and for the relevant Eurodollar Interest Period, the rate determined by the Agent to be the arithmetic mean (rounded upwards, if necessary, to the nearest one-sixteenth of one percent) of the annual rates of interest published by Reuters Limited, by reference to the Screen page "LIBO", as being the offered rates in the London interbank market for Dollar deposits for a period approximately equal to such Eurodollar Interest Period at approximately 11:00 a.m.
(London time) two Business Days prior to the first day of such Eurodollar Interest Period. If such rates are not available, Eurodollar Base Rate means the rate determined by the Agent to be the rate at which deposits in Dollars are offered by BofA to first-class banks in the London interbank market at approximately 11 a.m. (London time) two Business Days prior to the first day of such Eurodollar Interest Period, in the approximate amount of BofA's relevant Eurodollar Ratable Loan, or, in the case of a Eurodollar Bid Rate Advance, the amount of the Eurodollar Bid Rate Advance requested by a Borrower and having a maturity approximately equal to such Eurodollar Interest Period.

     "Eurodollar Bid Rate" means, with respect to a Eurodollar Bid Rate Loan made by a given Bank for the relevant Eurodollar Interest Period, the sum of (i) the Eurodollar Base Rate and (ii) the Competitive Bid Margin offered by such Bank and accepted by the Borrower.

     "Eurodollar Bid Rate Advance" means a Competitive Bid Advance which bears interest at a Eurodollar Bid Rate.

     "Eurodollar Bid Rate Loan" means a Loan which bears interest at the Eurodollar Bid Rate.

     "Eurodollar Interest Period" means, with respect to a Eurodollar Ratable Advance or a Eurodollar Bid Rate Advance, a period of one, two, three or six months commencing on a Business Day selected by the Borrower pursuant to this Agreement. Such Eurodollar Interest Period shall end on ( but exclude) the day which corresponds numerically to such date one, two, three or six months thereafter, provided, however, that if there is no such numerically corresponding day in such next, second, third or sixth succeeding month, such Eurodollar Interest Period shall end on the last Business Day of such next, second, third or sixth succeeding month. If a Eurodollar Interest Period would otherwise end on a day which is not a Business Day, such Eurodollar Interest Period shall end on the next succeeding Business Day, provided, however, that if said next succeeding Business Day falls in a new month, such Eurodollar Interest Period shall end on the immediately preceding Business Day.

     "Eurodollar Rate" means, with respect to a Eurodollar Ratable Advance for the relevant Eurodollar Interest Period, the sum of (i) the Eurodollar Base Rate applicable to that Eurodollar Interest Period plus (ii) the Applicable Margin. The Eurodollar Rate shall be rounded, if necessary, to the next higher 1/16 of 1%.

     "Eurodollar Ratable Advance" means an Advance which bears interest at a Eurodollar Rate requested by the Borrower pursuant to Section 2.2.

     "Eurodollar Ratable Loan" means a Loan which bears interest at a Eurodollar Rate requested by the Borrower pursuant to Section 2.2.

     "Federal Funds Effective Rate" means, for any period, a fluctuating interest rate per annum equal for each day during such period to (i) the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published for such day (or, if such day is not a Business Day, for the preceding Business Day) by the Federal Reserve Bank of New York; or (ii) if such rate is not so published for any day which is a Business Day, the average of the quotations at approximately 10 a.m. (San Francisco time) for such day on such transactions received by the Agent from three federal funds brokers of recognized standing selected by the Agent.

     "Fixed Rate" means the Eurodollar Rate, the Eurocurrency Rate, the Eurodollar Bid Rate or the Absolute Rate.

     "Fixed Rate Advance" means an Advance which bears interest at a Fixed Rate.

     "Fixed Rate Loan" means a Loan which bears interest at a Fixed Rate.

     "Floating Rate" means, for any day, a rate per annum equal to (i) the Alternate Base Rate plus (ii) the Applicable Margin.

     "Floating Rate Advance" means an Advance which bears interest at the Floating Rate.

     "Floating Rate Interest Period" means, with respect to a Floating
Rate Advance, a period of three months commencing on a Business Day selected by the Borrower pursuant to this Agreement. If such Floating
Rate Interest Period would end on a day which is not a Business Day, such Floating Rate Interest Period shall end on the next succeeding Business Day.

     "Floating Rate Loan" means a Loan which bears interest at the Floating
Rate.

     "Further Taxes" means any and all present or future taxes, levies, assessments, imposts, duties, deductions, fees, withholdings or similar charges (including, without limitation, net income taxes and franchise taxes), and all liabilities with respect thereto, imposed by any jurisdiction on account of amounts payable or paid pursuant to Section 3.1.

     "Guaranteed Obligations" is defined in Section 9.1.

     "Indebtedness" of a Person means such Person's (i) obligations for borrowed money, (ii) obligations representing the deferred purchase price of property or services other than accounts payable arising in the ordinary course of such Person's business payable on terms customary in the trade, (iii) obligations, whether or not assumed, secured by Liens or payable out of the proceeds or production from property now or hereafter owned or acquired by such Person, (iv) obligations which are evidenced by notes, acceptances, or other instruments, (v) Capitalized Lease Obligations, (vi) net liabilities under interest rate swap, exchange or cap agreements, and (vii) liability under any arrangement by which such Person assumes, guarantees, contingently agrees to purchase or provide funds for the payment of, or otherwise becomes or is contingently liable upon, the obligation or liability of any other Person, or agrees to maintain the net worth or working capital or other financial condition of any other Person.

     "Indemnified Liabilities" has the meaning specified in Section 10.7.

     "Interest Period" means a Floating Rate Interest Period, a Eurodollar Interest Period, a Eurocurrency Interest Period or an Absolute Rate Interest Period.

     "Invitation for Competitive Bid Quotes" means an Invitation for Competitive Bid Quotes substantially in the form of Exhibit "D" hereto, completed and delivered by the Agent to the Banks in accordance with
Section 2.3.3.

     "IRS" means the Internal Revenue Service of the United States Treasury.

     "Knight Family" means, collectively, Philip H. Knight, and his wife, children, parents and siblings, and any trust with respect to his assets established for estate planning purposes.

     "Lending Installation" means any office, branch, subsidiary or affiliate of any Bank or the Agent.

     "Leverage Ratio" means, with respect to the Company and its Subsidiaries on a consolidated basis, the ratio of (i) Indebtedness to
(ii) net worth as determined in accordance with generally accepted accounting principles.

     "Lien" means any security interest, mortgage, pledge, lien, claim, charge, encumbrance, title retention agreement, lessor's interest under a Capitalized Lease or analogous instrument, in, of or on any Person's assets or properties in favor of any other Person.

     "Loan" means, with respect to a Bank, such Bank's portion, if any, of any Advance.

     "Loan Documents" means this Agreement and the Notes.

     "Material Adverse Effect" means with respect to any matter that such matter (i) could reasonably be expected to materially and adversely affect the business, properties, condition (financial or otherwise), or results of operations of the Company or the Company and its Subsidiaries taken as a whole, or (ii) has been brought by or before any court or arbitrator or any governmental body, agency or official, and draws into question the validity or enforceability of any material provision of any Loan Document against any obligor party thereto.

     "Material Subsidiary" means, at any time, any Subsidiary having at such time either (i) total (gross) revenues for the preceding four fiscal quarter period in excess of 10% of the Company's consolidated total (gross) revenues for such period, or (ii) total assets, as of the last day of the preceding fiscal quarter, having a net book value in excess of 10% of the net book value of the Company's consolidated total assets on such date, in each case, based upon the Company's most recent annual or quarterly financial statements delivered to the Agent under Section 6.1.

     "Multiemployer Plan" means a Plan maintained pursuant to a collective bargaining agreement or any other arrangement to which the Company or any member of the Controlled Group is a party to which more than one employer is obligated to make contributions.

     "Notes" means, collectively, the Competitive Bid Notes and the Ratable Notes; and "Note" means any one of the Notes.

     "Notice of Conversion/Continuation" is defined in Section 2.2.4.

     "Occupational Safety and Health Law" means the Occupational Safety and Health Act of 1970 and any other federal, state or local statute, law, ordinance, code, rule, regulation, order or decree regulating, relating to or imposing liability or standards of conduct concerning employee health and/or safety.

     "Obligations" means all unpaid principal of and accrued and unpaid interest on the Notes, all accrued and unpaid fees and all other reimbursements, indemnities or other obligations of the Borrowers to the Banks or to any Bank, the Agent or indemnified party hereunder arising under the Loan Documents (including the Company's obligations under Article IX hereof).

     "Other Taxes" means any present or future stamp, court or documentary taxes or any other excise or property taxes, charges or similar levies which arise from any payment made hereunder or from the execution, delivery, performance, enforcement or registration of, or otherwise with respect to, this Agreement or any other Loan Documents, excluding, in the case of each Bank and the Agent, respectively, taxes imposed on or measured by its net income by the jurisdiction (or any political subdivision thereof) under the laws of which such Bank or the Agent, as the case may be, is organized or maintains a lending office.

     "Payment Date" means the last day of each May, August, November, and February.

     "PBGC" means the Pension Benefit Guaranty Corporation and its successors and assigns.

     "Person" means any corporation, natural person, firm, joint venture, partnership, trust, unincorporated organization, enterprise, government or any department or agency of any government.

     "Plan" means an employee pension benefit plan which is covered by Title IV of ERISA or subject to the minimum funding standards under
Section 412 of the Code as to which the Company or any member of the Controlled Group may have any liability.

     "Ratable Advance" means a borrowing hereunder consisting of the aggregate amount of the several Ratable Loans made by the Banks to a Borrower at the same time, at the same Rate Option and for the same Interest Period.

     "Ratable Borrowing Notice" is defined in Section 2.2.3.

     "Ratable Loan" means a Loan made by a Bank to a Borrower pursuant to Section 2.2 hereof.

     "Ratable Note" means a promissory note in substantially the form of Exhibit "A" hereto, duly executed and delivered to the Agent by the Borrowers for the account of each Bank and payable to the order of a Bank in the amount of its Commitment, including any amendment, modification, renewal or replacement of such promissory note.

     "Rate Option" means the Eurodollar Rate, the Eurocurrency Rate or the Floating Rate.

     "Regulation D" means Regulation D of the Board of Governors of the Federal Reserve System from time to time in effect and shall include any successor or other regulation or official interpretation of said Board of Governors relating to reserve requirements applicable to member banks of the Federal Reserve System.

     "Regulations U and X" means Regulations U and X of the Board of Governors of the Federal Reserve System from time to time in effect and shall include any successor or other regulation or official interpretation of said Board of Governors relating to the extension of credit by banks for the purpose of purchasing or carrying margin stock applicable to member banks of the Federal Reserve System.

     "Reportable Event" means a reportable event as defined in Section
4043 of ERISA and the regulations issued under such section, with respect to a Plan, excluding, however, such events as to which the PBGC by regulation waived the requirement of Section 4043(a) of ERISA that it be notified within 30 days of the occurrence of such event, provided that a failure to meet the minimum funding standard of Section 412 of the Code and of Section 302 of ERISA shall be a Reportable Event regardless of the issuance of any such waivers in accordance with either Section 4043(a) of ERISA or Section 412(d) of the Code.

     "Required Banks" means Banks in the aggregate having at least 66-2/3% of the Aggregate Commitment or, if the Aggregate Commitment has been terminated, Banks in the aggregate holding at least 66-2/3% of the aggregate unpaid principal amount of the outstanding Loans.

     "Reserve Requirement" means, with respect to a Eurodollar Interest Period or a Eurocurrency Interest Period, the maximum aggregate reserve requirement (including all basic, supplemental, marginal and other reserves) which is imposed under Regulation D on Eurocurrency liabilities (in the case of Eurodollar Advances and Eurocurrency Advances). The Reserve Requirement shall be adjusted automatically on and as of the effective date of any change in the applicable reserve requirement.

     "Revolving Credit Termination Date" means October 31, 2000 or such later date to which the Revolving Credit Termination Date is extended pursuant to Section 2.6, unless this Agreement is earlier terminated pursuant to the terms hereof.

     "Section" means a numbered section of this Agreement, unless another document is specifically referenced.

     "Single Employer Plan" means a Plan maintained by the Company or any member of the Controlled Group for employees of the Company or any member of the Controlled Group.

     "Subsidiary" means any corporation more than 50% of the outstanding voting securities of which shall at the time be owned or controlled, directly or indirectly, by a Person or by one or more Subsidiaries or by such Person and one or more Subsidiaries of such Person, or any similar business organization which is so owned or controlled. Unless the context otherwise clearly requires, references herein to a "Subsidiary" refer to a Subsidiary of the Company.

     "Subsidiary Borrowers" means any Person becoming a Subsidiary Borrower under Section 2.7 hereof.

     "Substantial Portion" is defined in Section 6.12.

     "Taxes" means any and all present or future taxes, levies, assessments, imposts, duties deductions, fees withholdings or similar charges, and all liabilities with respect thereto, excluding, in the case of each Bank and the Agent, respectively, taxes imposed on or measured by i ts net income by the jurisdiction (or any political subdivision thereof) under the laws of which such Bank or the Agent, as the case may be, is organized or maintains a lending office.

     "Unfriendly Acquisition" means the Acquisition of a corporation or similar business entity if the Acquisition has not been approved by the board of directors of such corporation.

     "Unfunded Liabilities" means, (i) in the case of Single Employer Plans, the amount (if any) by which the present value of all vested nonforfeitable benefits under such Plan exceeds the fair market value of all Plan assets allocable to such benefits, all determined as of the then most recent valuation date for such Plans, and (ii) in the case of Multiemployer Plans, the withdrawal liability that would be incurred by the Controlled Group if all members of the Controlled Group completely withdrew from all Multiemployer Plans.

     "Unmatured Default" means an event which but for the lapse of time or the giving of notice, or both, would constitute a Default.

     "U.S. Dollar Equivalent" means, at anytime, in relation to any amount of Eurocurrency, the amount of Dollars (rounded to the nearest Dollar) which such amount of such Eurocurrency would purchase at BofA's spot buying rate at such time for value two Business Days later in the London interbank market.

     "Wholly-Owned Subsidiary" means any Subsidiary all of the outstanding voting securities (other than directors' qualifying shares) of which shall at the time be owned or controlled, directly or indirectly, by the Company or one or more Wholly-Owned Subsidiaries, or by the Company and one or more Wholly-Owned Subsidiaries, or any similar business organization which is so owned or controlled.

     The foregoing definitions shall be equally applicable to both the singular and plural forms of the defined terms.


                                  ARTICLE II

                                 THE FACILITY

     2.1. The Facility. From and including the Effective Date and prior to the Revolving Credit Termination Date, each Bank severally agrees to make Ratable Loans to the Borrowers from time to time in amounts not to exceed in the aggregate at any one time outstanding, the amount of its Commitment.

     (i) Each Bank may, in its sole discretion and not subject to the amount of its Commitment, make bids to make Competitive Bid Loans to a Borrower in accordance with Section 2.3.

    (ii) In no event may the aggregate principal amount of all outstanding Advances (including both the Ratable Advances and the Competitive Bid Advances) exceed the Aggregate Commitment.

   (iii) Subject to the terms of this Agreement, the Borrowers may borrow, repay and re-borrow at any time prior to the Revolving Credit Termination Date.

       2.2.  Ratable Advances.

      2.2.1. Ratable Advances Each Ratable Advance hereunder shall consist of borrowings made from the several Banks ratably in proportion to the amounts of their respective Commitments. Subject to the terms of Section 2.5.14, the U.S. Dollar Equivalent of each Eurocurrency Advance on the day each Eurocurrency Advance is made shall be deemed to be the amount of the Advance outstanding for the purpose of calculating the unutilized portion of the Commitment of each Bank from time to time and the aggregate amount of the Advances outstanding for purposes of Section 2.4, provided that no Bank shall be obligated to make a Loan hereunder if the aggregate principal amount of such Bank's Loans outstanding (after converting each Eurocurrency Advance to its U.S. Dollar Equivalent on the date an Advance is requested and giving effect to the requested Advance) would exceed such Bank's Commitment. The aggregate outstanding amount of Competitive Bid Advances shall reduce each Bank's Commitment ratably in the proportion such Bank's Commitment bears to the Aggregate Commitment regardless of which Bank or Banks make such Competitive Bid Advances. Ratable Advances shall be evidenced by the Ratable Notes.

     2.2.2. Ratable Advance Rate Options. The Ratable Advances may be Floating Rate Advances, Eurocurrency Advances or Eurodollar Ratable Advances, or a combination thereof, selected by the Borrower in accordance with Section 2.2.3, and as converted or continued in accordance with
Section 2.2.4.  No Ratable Advance may mature after the Revolving
Credit Termination Date.

     2.2.3. Method of Selecting Rate Options and Interest Periods for Ratable Advances. The Borrower shall select the Rate Option and Interest Period applicable to each Ratable Advance from time to time.
The Borrower shall give the Agent irrevocable notice in the form attached hereto as Exhibit G (a "Ratable Borrowing Notice") not later than 8:00 a.m. (San Francisco time) (a) on the Business Day preceding the Borrowing Date of each Floating Rate Advance, (b) three Business Days before the Borrowing Date for each Eurodollar Ratable Advance, and (c) four Business Days before the Borrowing Date for each Eurocurrency Advance. Notwithstanding anything herein to the contrary, Eurocurrency Advances shall be available only if the Eurocurrency requested is freely available to all of the Banks on the date the Company requests such Eurocurrency Advance. Notwithstanding the foregoing, a Ratable Borrowing Notice for a Floating Rate Advance may be given not later than 15 minutes after the time which the Company is required to reject one or more bids offered in connection with an Absolute Rate Auction pursuant to Section
2.3.6 and a Ratable Borrowing Notice for a Eurodollar Ratable Advance may be given not later than 15 minutes after the time the Company is required to reject one or more bids offered in connection with a Eurodollar Auction pursuant to Section 2.3.6. A Ratable Borrowing Notice shall specify:

     (i)        the applicable Borrower;

    (ii) the Borrowing Date, which shall be a Business Day, of such Ratable Advance;

   (iii)        the aggregate amount of such Ratable Advance;

    (iv)        the Rate Option selected for such Ratable Advance;

     (v) In the case of each Eurocurrency Advance, the Eurocurrency requested; and

    (vi) in the case of each Fixed Rate Advance, the Interest Period applicable thereto (which may not end after the Revolving Credit Termination Date).

          2.2.4.  Conversion and Continuation Elections.

                  (a) The Borrower may, upon irrevocable written notice to the Agent in accordance with subsection 2.2.4(b): (i) elect, as of any Business Day, in the case of a Floating Rate
Advance, or as of the last day of the applicable Interest Period, in the case of an Eurocurrency Advance or Eurodollar Ratable
Advance, to convert such Advance into an Advance bearing interest based on another Rate Option; or (ii) elect, as of the last day of the applicable Interest Period, to continue an Eurocurrency
Advance or Eurodollar Ratable Advance having an Interest
Period expiring on such day; except, that during the existence of a Default or Unmatured Default, the Borrower may not elect to have any Advance converted into or continued as a Eurocurrency Advance or Eurodollar Ratable Advance unless the Required Banks consent thereto. Notwithstanding anything herein to the contrary, Eurocurrency Advances shall be available only if the Eurocurrency requested is freely available to all of the Banks on the date the Company requests a conversion to or continuation of an Eurocurrency Advance. All conversions and continuations of Advances shall be made ratably according to the respective outstanding principal amounts of the Loans with respect to which the notice was given held by each Bank.

               (b) The Borrower shall deliver a notice of conversion/ continuation in the form attached hereto as Exhibit H (a "Notice of Conversion/Continuation") to be received by the Agent not later than 8:00 a.m. (San Francisco time) (i) on the Business Day preceding the Conversion/ Continuation Date if the Advance is to be converted into or continued as a Floating Rate Advance, (ii) three Business Days before the
Conversion/Continuation Date if the Advance is to be converted into or continued as an Eurodollar Ratable Advance, and (iii) four Business
Days before the Conversion/Continuation Date if the Advance is to be converted into or continued as an Eurocurrency Advance; specifying:

                              (A) the applicable Borrower;

                              (B) the Conversion/Continuation
                      Date, which shall be a Business Day, of such Ratable Advance;

                              (C) the aggregate amount of such Ratable
                      Advance to be converted or continued;

                              (D) the Rate Option for such Ratable
                      Advance resulting from the conversion or continuation;
                      and

                              (E) in the case of each Fixed Rate Advance,
                      the Interest Period applicable thereto (which may not end after the Revolving Credit Termination Date).

                 (c) If upon the expiration of any Interest Period applicable to an Eurocurrency Advance or Eurodollar Ratable Advance, the Borrower has failed to select timely a new Interest Period to be applicable to such Advance, or if any Default or Unmatured Default then exists, the Borrower shall be deemed to have elected to convert such Advance into a Floating Rate Advance effective as of the expiration date of such Interest Period.

     2.2.5.  Applicable Margin.  The Applicable Margin for Advances
shall be based on the Leverage Ratio in accordance with the table below; provided that on the Effective Date the Leverage Ratio shall be deemed to be 0.32 to 1.00.  The Leverage Ratio shall be determined on a quarterly basis from the financial statements delivered by the Company pursuant to Sections 6.1(i) and (ii). The adjustment, if any, to the Applicable Margin shall be effective on the fifth Business Day after the delivery of such financial statements and shall be applicable to all outstanding Advances as well as to all Interest Periods beginning on and after the fifth Business Day after the delivery of such statements. If financial statements are not received by the Agent within the time periods set forth in Sections 6.1(i) and (ii) and the Agent has given the Company five days' notice that such statements have not been received by the Agent, the maximum Applicable Margin shall apply until such statements are received by the Agent.
                           APPLICABLE MARGIN
                                                        Eurodollar and
    Leverage                     Floating Rate          Eurocurrency
    Ratio                        Advances               Advances

1)  Less than
    0.50 to 1.00                    0%                  0.120%
2)  Greater than or equal to        0%                  0.200%
    0.50 to 1.00 and less than
    0.75 to 1.00
3)  Greater than or equal           0%                  0.275
    to 0.75 to 1.00


      2.3.  Competitive Bid Advances.

      2.3.1. Competitive Bid Option. In addition to Ratable Advances pursuant to Section 2.2, but subject to the terms and conditions of this Agreement (including, without limitation, the limitation set forth in Section 2.1(ii) as to the maximum aggregate principal amount of all outstanding Advances hereunder), any Borrower may, as set forth in this Section 2.3, request the Banks, prior to the Revolving Credit Termination Date, to make offers to make Competitive Bid Advances to such Borrower. Each Bank may, but shall have no obligation to, make such offers and the Borrower may, but shall have no obligation to, accept any such offers in the manner set forth in this Section 2.3. Competitive Bid Advances shall be evidenced by the Competitive Bid Notes.

     2.3.2. Competitive Bid Quote Request. When a Borrower wishes to request offers to make Competitive Bid Loans under this Section 2.3, it shall transmit to the Agent by telecopy a Competitive Bid Quote Request substantially in the form of Exhibit "C" hereto so as to be received no later than (i) 8:00 a.m. (San Francisco time) at least four Business Days prior to the Borrowing Date proposed therein, in the case of a Eurodollar Auction or (ii) 8:00 a.m. (San Francisco time) at least one Business Day prior to the Borrowing Date proposed therein, in the case of an Absolute Rate Auction specifying:

     (a) the proposed Borrowing Date, which shall be a Business Day, for the proposed Competitive Bid Advance;

     (b)     the aggregate principal amount of such Competitive
             Bid Advance;

     (c) whether the Competitive Bid Quotes requested are to set forth a Eurodollar Bid Rate or an Absolute Rate, or both; and

     (d) the Interest Period applicable thereto (which may not end after the Revolving Credit Termination Date).

The Borrowers may request offers to make Competitive Bid Loans for more than one Interest Period in a single Competitive Bid Quote Request. No Competitive Bid Quote Request shall be given within 5 Business Days (or, in either case upon reasonable prior notice to the Banks, such other number of days as the Borrowers and the Agent may agree) of any other Competitive Bid Quote Request. Each Competitive Bid Quote Request shall be in Dollars in a minimum amount of $5,000,000 (and in integral multiples of $1,000,000 in excess thereof). A Competitive Bid Quote Request that does not conform substantially to the format of Exhibit "C" hereto shall be rejected, and the Agent shall promptly notify the Borrowers of such rejection by telecopy.

     2.3.3. Invitation for Competitive Bid Quotes. Promptly and in any event before the close of business on the same Business Day of receipt of a Competitive Bid Quote Request that is not rejected pursuant to
Section 2.3.2, the Agent shall send to each of the Banks by telecopy an Invitation for Competitive Bid Quotes substantially in the form of Exhibit "D" hereto, which shall constitute an invitation by the Borrower to each Bank to submit Competitive Bid Quotes offering to make the Competitive Bid Loans to which such Competitive Bid Quote Request relates in accordance with this Section 2.3.

     2.3.4. Submission and Contents of Competitive Bid Quotes. (i) Each Bank may, in its sole discretion, submit a Competitive Bid Quote containing an offer or offers to make Competitive Bid Loans in response to any Invitation for Competitive Bid Quotes. Each Competitive Bid Quote must comply with the requirements of this Section 2.3.4 and must be submitted to the Agent by telecopy at its offices specified in or pursuant to
Article XIII not later than (a) 9:00 a.m. (San Francisco time) at least three Business Days prior to the proposed Borrowing Date, in the case of a Eurodollar Auction or (b) 9:00 a.m. (San Francisco time) on the proposed Borrowing Date, in the case of an Absolute Rate Auction (or, in either case upon reasonable prior notice to the Banks, such other time and date as the Company and the Agent may agree); provided that Competitive
Bid Quotes submitted by BofA may only be submitted if BofA notifies the Company of the terms of the offer or offers contained therein not later than 15 minutes prior to the latest time at which the relevant
Competitive Bid Quotes must be submitted by the other Banks. Subject to Articles IV and VIII, any Competitive Bid Quote so made shall be irrevocable except with the written consent of the Agent given on the instructions of the Borrower.

     (ii) Each Competitive Bid Quote shall be in substantially the form of Exhibit "E" hereto and shall in any case specify:

              (a) the proposed Borrowing Date, which shall be the same as that set forth in the applicable Invitation for Competitive Bid Quotes,

               (b) the principal amount of the Competitive Bid Loan for which each such offer is being made, which principal amount
      (1) may be greater than, less than or equal to the Commitment of the quoting Bank, (2) must be at least $5,000,000 and an integral multiple of $1,000,000, and (3) may not exceed the principal amount of Competitive Bid Loans for which offers were requested,

               (c) in the case of a Eurodollar Auction, the Competitive Bid Margin offered for each such Competitive Bid Loan,

               (d) the minimum or maximum amount, if any, of the Competitive Bid Loan which may be accepted by the Borrower,

               (e) in the case of an Absolute Rate Auction, the Absolute Rate offered for each such Competitive Bid Loan, and

               (f)  the identity of the quoting Bank.

     (iii)  The Agent shall reject any Competitive Bid Quote that:

               (a)  is not substantially in the form of Exhibit
      "E" hereto or does not specify all of the information required by Section 2.3.4(ii);

               (b) contains qualifying, conditional or similar language, other than any such language contained in Exhibit "E" hereto;

               (c) proposes terms other than or in addition to those set forth in the applicable Invitation for Competitive Bid
       Quotes; or

               (d)  arrives after the time set forth in Section 2.3.4(i).

If any Competitive Bid Quote shall be rejected pursuant to this Section 2.3.4(iii), then the Agent shall notify the relevant Bank of such rejection as soon as practical.

        2.3.5. Notice to Borrower. The Agent shall promptly notify the Borrower of the terms (i) of any Competitive Bid Quote submitted by a Bank that is in accordance with Section 2.3.4 and (ii) of any Competitive Bid Quote that is in accordance with Section 2.3.4 and amends, modifies or is otherwise inconsistent with a previous
Competitive Bid Quote submitted by such Bank with respect to the same Competitive Bid Quote Request. Any such subsequent Competitive Bid Quote shall be disregarded by the Agent unless such subsequent competitive Bid Quote specifically states that it is submitted solely to correct a manifest error in such former Competitive Bid Quote. The Agent's notice to the Borrower shall specify the aggregate principal amount of Competitive Bid Loans for which offers have been received for each Interest Period specified in the related Competitive Bid Quote Request and the respective principal amounts and Eurodollar Bid Rates or Absolute Rates, as the case may be, so offered.

 	2.3.6.  Acceptance and Notice by Borrower.  Not later than
(i) 10:00 a.m. (San Francisco time) at least three Business Days prior to the proposed Borrowing Date, in the case of a Eurodollar Auction or (ii) 10:00 a.m. (San Francisco time) on the proposed Borrowing Date, in the case of an Absolute Rate Auction (or, in either case upon reasonable prior notice to the Banks, such other time and date as the Company and the Agent may agree), the Borrower shall notify the Agent of its acceptance or rejection of the offers so notified to it pursuant to Section 2.3.5; provided, however, that the failure by the Borrower to give such notice to the Agent shall be deemed to be a rejection of all such offers. In the case of acceptance, such notice (a "Competitive Bid Borrowing Notice") shall specify the aggregate principal amount of offers for each Interest Period that are accepted. The Borrower may accept any Competitive Bid Quote in whole or in part (subject to the terms of Section 2.3.4(ii)(d)); provided that:

               (a) the aggregate principal amount of each Competitive Bid Advance may not exceed the applicable amount set forth in the related Competitive Bid Quote Request;

               (b) acceptance of offers may only be made on the basis of ascending Eurodollar Bid Rates or Absolute Rates, as the case may be; and

               (c) the Borrower may not accept any offer that is described in Section 2.3.4(iii) or that otherwise fails to comply with the requirements of this Agreement for the purpose of obtaining a Competitive Bid Loan under this Agreement.

     2.3.7.  Allocation by Agent.  If offers are made by two or more
Banks with the same Eurodollar Bid Rates or Absolute Rates, as the case may be, for a greater aggregate principal amount than the amount in respect of which offers are accepted for the related Interest Period, the principal amount of Competitive Bid Loans in respect of which such offers are accepted shall be allocated by the Agent among such Banks as nearly as possible (in such multiples, not less than $1,000,000, as the Agent may deem appropriate) in proportion to the aggregate principal amount of such offers; provided, however, that no Bank shall be allocated a portion of any Competitive Bid Advance which is less than the minimum amount which such Bank has indicated that it is willing to accept. Allocations by the Agent of the amounts of Competitive Bid Loans shall be conclusive in the absence of manifest error. The Agent shall promptly, but in any event on the same Business Day, notify each Bank of its receipt of a Competitive Bid Borrowing Notice and the aggregate principal amount of such Competitive Bid Advance allocated to each participating Bank.

     2.3.8. Administration Fee. The Company hereby agrees to pay to the Agent an administration fee for Competitive Bid Quote Requests in such amounts as are from time to time agreed upon by the Company and the Agent.

     2.4.  Fees.

     2.4.1. Facility Fee. The Company hereby agrees to pay to the Agent for the account of each Bank a facility fee at the rates per annum set forth below, based on the Leverage Ratio set forth in the table below on each Bank's Commitment (whether used or unused) for the period from the Effective Date to and including the Revolving Credit Termination Date, payable in arrears on each Payment Date hereafter and on the Revolving Credit Termination Date for any period then ending for which such fee shall not have been theretofore paid; provided that on the Effective Date the Leverage Ratio shall be 0.32 to 1.00. The adjustment, if any, to the facility fee shall be applicable on the fifth Business Day after delivery to the Banks of the financial statements delivered by the Company pursuant to Sections 6.1(i) or (ii). If the financial statements are not received by the Agent within the time periods set forth in Sections 6.1(i) and (ii) and the Agent has given the Company five days' notice that such statements have not been received by the Agent, the maximum fee shall apply until such statements are received by the Agent.

       Leverage Ratio                              Facility Fee

1)  Less than 0.50 to 1.00                             0.070%

2)  Greater than or equal to 0.50 to 1.00              0.095%
    and less than 0.75 to 1.00

3)  Greater than or equal to 0.75 to 1.00              0.125%

All fees shall be calculated for the actual number of days elapsed on the basis of a year consisting of 360 days.

     2.5.  General Facility Terms.

     2.5.1.  Method of Borrowing.  Not later than 11:00 a.m.
(San Francisco time, in the case of any Dollar borrowing, or the local time at the applicable payment office of the Agent for the applicable currency, in the case of any non-Dollar borrowing) on each Borrowing Date, each Bank shall make available its Loan or Loans in funds immediately available to the Agent, in the applicable currency, at the applicable payment office of the Agent for such currency, or at such other location and time as the Agent shall direct. Unless otherwise instructed by the Company, the Agent shall deposit the funds so received from the Banks in the Company's account at BofA's main office in San Francisco.

     2.5.2. Minimum Amount of Each Advance. Each Ratable Advance and each conversion and continuation with respect to a Ratable Advance, shall be in the minimum amount of $10,000,000 (and in integral multiples of $1,000,000 if in excess thereof), or U.S. Dollar Equivalent amounts; provided, however, that any Floating Rate Advance may be in the aggregate amount of the unused Aggregate Commitment.

     2.5.3.  Repayment.  Except for optional payments pursuant to
Section 2.5.4, each Competitive Bid Advance shall be paid in full by the Borrower on the last day of the Interest Period applicable thereto, and each Ratable Advance shall be paid in full by the Company on the last day of the Interest Period applicable thereto, unless converted or continued in accordance with Section 2.2.4, but in any event all Advances shall be paid in full on the Revolving Credit Termination Date.

     2.5.4. Optional Principal Payments. The Borrower may from time to time pay all outstanding Ratable Advances, or, in a minimum aggregate amount of $10,000,000 (and in multiples of $1,000,000 if in excess thereof), or U.S. Dollar Equivalent amounts, any portion of the outstanding Ratable Advances upon three Business Days' prior notice to the Agent (or four, in the case of prepayment of Eurocurrency
Advances). All such payments shall be made in immediately available funds to the Agent at the Agent's address specified in Article XIII or at any other Lending Installation of the Agent specified by the Agent in accordance with Section 2.5.8. by 11:00 a.m. (San Francisco time, in the case of any Dollar denominated Ratable Advance being prepaid, or the local time at the applicable payment office of the Agent for the applicable currency, in the case of any non-Dollar Ratable Advance being prepaid) on the date of payment. A Competitive Bid Advance may not be prepaid prior to the last day of its applicable Interest Period without the prior consent of the Bank which originally made such Loan, which consent may be given or withheld at the Bank's sole and absolute discretion. Any prepayment of a Fixed Rate Advance prior to the end of an applicable Interest Period shall be subject to the indemnification provided in Section 3.4.

     2.5.5. Interest Periods. Subject to the provisions of Section 2.5.6, each Advance shall bear interest from and including the first day of the Interest Period applicable thereto to (but not including) the earlier of (i) the last day of such Interest Period or (ii) the date of any earlier prepayment as permitted by Section 2.5.4, at the interest rate determined as applicable to such Advance, subject to the Company's right to convert or continue Advances pursuant to Section 2.2.4. The Borrowers shall not request a Fixed Rate Advance if, after giving effect to the requested Fixed Rate Advance, more than 20 separate Fixed Rate Advances would be outstanding.

     2.5.6 Rate after Maturity. Except as provided in the next sentence, any Advance not paid at maturity, whether by acceleration or otherwise, shall bear interest until paid in full at a rate per annum equal to the Alternate Base Rate plus 1% per annum. In the case of a Fixed Rate Advance the maturity of which is accelerated, such Fixed Rate Advance shall bear interest for the remainder of the applicable Interest Period, at the higher of the rate otherwise applicable to such Interest Period plus 1% per annum or the Alternate Base Rate plus 1% per annum.

     2.5.7 Interest Payment Dates; Interest Basis. Interest accrued on each Advance shall be payable on the last day of its applicable Interest Period and on any date on which such Advance is prepaid, whether due to acceleration or otherwise. Interest accrued on each Fixed Rate Advance having an Interest Period longer than three months shall also be payable on the last day of each three-month interval during such Interest Period. Interest on all Floating Rate Advances calculated on the basis of the Corporate Base Rate shall be calculated for the actual number of days elapsed on the basis of a year consisting of 365/366 days. Interest on all other Advances shall be calculated for the actual number of days elapsed on the basis of a year consisting of 360 days. Interest shall be payable for the day an Advance is made but not for the day of any payment on the amount paid if payment is received prior to 11:00 a.m. (San Francisco time, in the case of any Dollar Advance, or the local time at the applicable payment office of the Agent for the applicable currency, in the case of any non-Dollar Advance) at the place of payment. If any payment of principal or interest on an Advance shall become due on a day which is not a Business Day, such payment shall be made on the next succeeding Business Day and, in the case of a principal payment, such extension of time shall be included in computing interest in connection with such payment.

     2.5.8. Method of Payment. Except as specifically provided in this Agreement and in the following sentence, all payments of principal, interest, and fees hereunder shall be made in immediately available funds to the Agent at the Agent's address specified pursuant to Article
XIV or at any other Lending Installation of the Agent specified in writing by the Agent to the Company (at least one Business Day prior to the applicable due date) by 11:00 a.m. (San Francisco time, in the case of any Dollar Advance, or the local time at the applicable payment office of the Agent for the applicable currency, in the case of any non-Dollar Advance) on the date when due and shall be applied (i) first, ratably among the Banks with respect to any principal and interest due in connection with Ratable Advances, (ii) second, after all amounts described in clause (i) have been satisfied, ratably among those Banks for whom any payment of principal and interest is due in connection with any Competitive Bid Advances and (iii) third, after all amounts described in clauses (i) and (ii) have been satisfied, ratably to any other Obligations then due. All payments of principal and interest hereunder shall be made in the currency in which the related Advance was made. Each payment delivered to the Agent for the account of any Bank shall be delivered by the Agent to such Bank in the same type of funds which the Agent received at such Bank's address specified pursuant to Article XIV or at any Lending Installation specified in a notice received by the Agent from such Bank. If such payment is received by the Agent by 11:00 a.m. (San Francisco time, in the case of any Dollar Advance, or the local time at the applicable payment office of the Agent for the applicable currency, in the case of any non-Dollar Advance) such delivery to the Banks shall be made on the same day and if received thereafter shall be made on the next succeeding
Business Day. The Agent is hereby authorized to charge the account of the Company held at BofA for each payment of principal, interest and fees owing by any Borrower as it becomes due hereunder.

     2.5.9.  Notes; Telephonic Notices; Designation of Company.  Each
Bank is hereby authorized to record on the schedule attached to each of its Notes, or otherwise record in accordance with its usual practice, the date and amount of each of its Loans of the type evidenced by such Note; provided, however, that any failure to so record shall not affect the Borrowers' Obligations under any Note.
The Borrowers hereby authorize the Banks and the Agent to extend, continue and convert Advances, effect Rate Option selections and submit Competitive Bid Quotes based on telephonic notices made by any person or persons the Agent or any Bank in good faith believes to be an authorized officer or an officer, employee or agent of such Borrower designated by an authorized officer. The Borrowers agree to deliver promptly to the Agent a written or telecopy confirmation of each telephonic notice signed by an authorized officer. If the written or telecopy confirmation differs in any material respect from the action taken by the Agent and the Banks, the records of the Agent and the Banks shall govern absent manifest error. Each Subsidiary Borrower hereby irrevocably appoints the Company as its agent and attorney-in-fact, authorized to execute and deliver on its behalf any and all statements, certificates, documents and agreements as may be required or contemplated hereunder, including Ratable Borrowing Notices and Notices of Conversion/Continuation and requests for offers to make Competitive
Bid Loans, and to receive any and all notices and other communications from the Agent and the Banks hereunder and to perform on such Subsidiary Borrower's behalf any and all other acts, deeds and requirements of this Agreement.

     2.5.10. Notification of Advances, Interest Rates and Prepayments. The Agent will notify each Bank of the contents of each Ratable Borrowing Notice, Notice of Conversion/Continuation (or automatic conversion pursuant to subsection 2.2.4(c)), and payment notice received by it hereunder promptly and in any event (provided such items were timely received by the Agent from the Borrowers) before the close of business on the same Business Day of receipt thereof (or, in the case of borrowing notices with respect to Floating Rate Advances, within one hour of receipt thereof). The Agent will notify each Bank of the interest rate applicable to each Fixed Rate Advance promptly upon determination of such interest rate and will give each Bank prompt notice of each change in the Alternate Base Rate in respect of any outstanding Floating Rate Advance.

     2.5.11. Non-Receipt of Funds by the Agent Unless the Borrower or a Bank, as the case may be, notifies the Agent prior to the date on which it is scheduled to make payment to the Agent of (i) in the case of a Bank, the proceeds of a Loan or (ii) in the case of the Borrower, a payment of principal, interest or fees to the Agent for the account of the Banks, that it does not intend to make such payment, the Agent may assume that such payment has been made. The Agent may, but shall not be obligated to, make the amount of such payment available to the intended recipient in reliance upon such assumption. If such Bank or the Borrower, as the case may be, has not in fact made such payment to the Agent, the recipient of such payment shall, on demand by the Agent, repay to the Agent the amount so made available together with interest thereon in respect of each day during the period commencing on the date such amount was so made available by the Agent until the date the Agent recovers such amount at a rate per annum equal to (x) in the case of payment by a Bank, the Federal Funds Effective Rate for such day or (y) in the case of payment by the Company, the interest rate applicable to the relevant Loan.

     2.5.12. Cancellation. The Company may at any time after the date hereof cancel the Aggregate Commitment in whole, or in a minimum aggregate amount of $10,000,000 (and in integral multiples of $1,000,000) ratably among the Banks upon at least three Business Days' prior written notice to the Agent, which notice shall specify the amount of such reduction; provided, however, no such notice of cancellation shall be effective to the extent that it would reduce the Aggregate Commitment to an amount which would be less than the outstanding principal amount of Loans at the time such cancellation is to take effect. Any notice of cancellation given pursuant to this Section shall be irrevocable and shall specify the date upon which such cancellation is to take effect.

     2.5.13. Lending Installations. Each Bank may book its Loans at any Lending Installation selected by such Bank and may change its Lending Installation from time to time. Each Bank will notify the Agent and the Company on or prior to the date of this Agreement of the Lending Installation which it intends to utilize for each type of Loan hereunder. Each Bank may, by written or telecopy notice to the Agent and the Company, change the Lending Installation through which Loans will be made by it and for whose account Loan payments are to be made.

     2.5.14. Currency Fluctuations. If the aggregate principal amount of all Advances outstanding (after converting each Eurocurrency Advance to its U.S. Dollar Equivalent on the date of calculation) as of the last Business Day of any calendar month exceeds the Aggregate Commitment, then upon five Business Days' written notice from such Bank to the Borrowers and the Agent, the Borrowers shall prepay an aggregate principal amount of Ratable Advances (ratably among the Banks) such that the outstanding principal balance of all Advances outstanding does not exceed the Aggregate Commitment. Unless otherwise specified by the Company at a time during which there exists no Default, prepayments under this Section 2.5.14 shall be allocated ratably among the Borrowers according to their respective outstanding Advances.

     2.5.15. Failure to Pay in a Eurocurrency. If any Borrower is unable for any reason to effect payment of a Eurocurrency Advance in a Eurocurrency as required by Section 2.5.8 or if any Borrower shall default in the payment when due of any payment in a Eurocurrency, the Banks may, at their option, require such payment to be made to the Agent at the Agent's office specified in Article XIV in the equivalent amount in Dollars at the U.S. Dollar Equivalent of such Eurocurrency to the place or places where such payment was payable. In any case in which the Borrower shall make such payment in Dollars, the Borrower agrees to hold each Bank harmless from any loss incurred by such Bank arising from any change in the value of Dollars in relation to such Eurocurrency between the date such payment became due and the date of payment thereof. The Borrowers' Obligations under this Section 2.5.15 shall survive termination of this Agreement.

     2.5.16. Judgment Currency Provisions. If for the purposes of obtaining judgment in any court it is necessary to convert a sum due hereunder or under any Note in any currency (the "Original Currency") into another currency (the "Other Currency"), the parties hereto agree, to the fullest extent permitted by law, that the rate of exchange used shall be that at which in accordance with normal banking procedures BofA could purchase the Original Currency with the Other Currency on the Business Day preceding that on which final judgment is given. To the fullest extent permitted by applicable law, the Obligations of the Borrowers in respect to any sum due in the Original Currency to any Bank hereunder shall, notwithstanding any judgment in an Other Currency, be discharged only to the extent that on the Business Day following receipt by such Bank of any sum adjudged to be so due in the Other Currency such Bank may in accordance with normal banking procedures purchase the Original Currency with the Other Currency; if the amount of the Original Currency so purchased is less than the sum originally due to the Bank in the Original Currency, the Borrowers severally agree, as a separate Obligation and notwithstanding any such judgment, to indemnify such Bank against such loss, and if the amount of the Original Currency so purchased exceeds the sum originally due such Bank in the Original Currency, such Bank agrees to remit to the Borrower such excess.

     2.6. Extension of Revolving Credit Termination Date. (a) The Company may, from time to time, by notice to the Agent (each such notice being an "Extension Notice") given no later than 30 days but not sooner than 60 days prior to October 31 of each year beginning 1996 (each such October 31, called an "Extension Date") of this Agreement, extend the Revolving Credit Termination Date to a date one year after the then applicable Revolving Credit Termination Date. Such extension shall not be effective with respect to a Bank which, by a notice (a "Withdrawal Notice") to the Company and the Agent given within 30 days following the Agent's receipt of such Extension Notice, declines to consent to such extension or which has failed to respond to the Company and the Agent within said 30-day period (each Bank giving a Withdrawal Notice or failing to respond in a timely manner being called a "Withdrawing Bank" and each Bank other than a Withdrawing Bank being a "Continuing Bank"). Such extension shall be effective only if the aggregate of the Commitments of the Continuing Banks is 66 2/3% or more of the Aggregate Commitment in effect on the date of this Agreement.

If Banks with less than 66-2/3% of the Aggregate Commitment elect to be Continuing Banks, the Revolving Credit Termination Date shall not be extended and the Banks (including Withdrawing Banks) shall be obligated to make Loans to the Company in accordance with the original terms of this Agreement (including any previously approved extensions).
If Banks with 66-2/3% or more, but less than 100%, of the Aggregate Commitment elect to be Continuing Banks, the Company may, at any time prior to the then applicable Extension Date, invite the Continuing
Banks to increase their Commitments and/or invite other banks to become party to the Agreement in accordance with Section 13.3, in an aggregate amount not to exceed the Commitments of the Withdrawing Banks. If the Company fails to receive new or increased Commitments equal to the Commitments of the Withdrawing Banks prior to the then applicable
Extension Date, the Company may, at its option, elect to cancel the requested extension of the Revolving Credit Termination Date and the Banks, including the Withdrawing Banks, shall continue to be obligated to make Loans in accordance with the original terms of this Agreement (including any previously approved extensions). If the Company receives 66-2/3% or more, but less than 100%, of the Aggregate Commitment, and the Company elects not to cancel the requested extension, the Revolving Credit Termination Date shall be extended by one year, provided, however, that the Commitment of each Withdrawing Bank shall terminate on the then applicable Revolving Credit Termination Date without giving any effect to such each Withdrawing Bank on such Revolving Credit Termination Date, provided, however, that so long as no Default or Unmatured Default exists, the Company may, at any time prior to such Revolving Credit Termination
Date and by not less than five Business Days' prior written notice to the Agent and any Withdrawing Bank, cancel such Bank's Commitment, and thereupon prepay all Loans made by such Bank, together with interest and fees accrued to the date of such prepayment and breakage costs due under Section 3.3, if any, whereupon such Bank shall cease to be obliged to make further Loans hereunder, its Commitment shall be reduced to zero and it shall be released from all unaccrued obligations under this Agreement.

The Agent shall notify each Bank of its receipt of an Extension Notice within two Business Days after the Agent's receipt thereof. The Company may deliver only one Extension Notice per year.

          (b) A Withdrawing Bank shall be obliged, at the request of the Company and subject to the Withdrawing Bank receiving payment in full of all amounts owing to it under this Agreement prior to completion of an assignment, to assign, without recourse or warranty and by an assignment agreement in substantially the form of Exhibit "J" attached hereto, and in accordance with Section 13.3, all of its rights and obligations hereunder to another financial institution which is an Eligible Assignee nominated by the Company and willing to participate in the facility in the place of such Withdrawing Bank; provided that such transferee satisfies all the requirements of this Agreement.

          (c) If the Revolving Credit Termination Date shall have been extended in respect of Continuing Banks in accordance with this Section 2.6, any Ratable Borrowing Notice or Notice of Conversion/Continuation specifying a Borrowing Date or Conversion/Continuation Date occurring after the Revolving Credit Termination Date applicable to a Withdrawing Bank or requesting an Interest Period extending beyond such date (i) shall have no effect in respect of such Withdrawing Bank and (ii) shall not specify a requested aggregate principal amount exceeding, when combined with all then outstanding Advances, the Aggregate Commitment calculated on the basis of the Commitments of the Continuing Banks.

          (d) If the Revolving Credit Termination Date shall have been extended in respect of Continuing Banks in accordance with this Section 2.6, all references herein to the "Revolving Credit Termination Date" shall, with respect to all parties hereto other than Withdrawing Banks, refer to the Revolving Credit Termination Date as so extended.

     2.7. Subsidiary Borrowers. From time to time, the Company may designate Subsidiaries as Subsidiary Borrowers by delivering to the Agent a fully-executed original certificate in the form of Exhibit "L" hereto, together with all documents required by such certificate (in sufficient number for the Agent and each of the Banks), whereupon, upon the Agent's acknowledgment of receipt of same, such designated Subsidiaries shall be deemed Subsidiary Borrowers for all purposes hereof. Until a Subsidiary so becomes a Subsidiary Borrower, it shall not be entitled to any Advances hereunder.


                                    ARTICLE III

                           TAXES, CHANGE IN CIRCUMSTANCES

     3.1. Taxes. (a) Any and all payments by the Borrowers to each Bank or the Agent under this Agreement and any other Loan Document shall be made free and clear of, and without deduction or withholding for, any Taxes. In addition, the Borrowers severally agree to pay all Other Taxes.

          (b) If a Borrower shall be required by law to deduct or withhold any Taxes, Other Taxes or Further Taxes from or in respect of any sum payable hereunder to any Bank or the Agent, then:

                   (i) the sum payable shall be increased as necessary so that, after making all required deductions and withholdings (including deductions and withholdings applicable to additional sums payable under this Section), such Bank or the Agent, as the case may be, receives and retains an amount equal to the sum it would have received and retained had no such deductions or withholdings been made;

                 (ii)	  the Borrower shall make such deductions and
     withholdings;

                (iii) the Borrower shall pay the full amount deducted or withheld to the relevant taxing authority or other authority in accordance with applicable law; and

                 (iv) the Borrower shall also pay to each Bank or the Agent for the account of such Bank, at the time interest is paid, Further Taxes in the amount that the respective Bank specifies as necessary to preserve the after-tax yield the Bank would have received if such Taxes, Other Taxes or Further Taxes had not been imposed.

          (c) The Borrowers severally agree to indemnify and hold harmless each Bank and the Agent for the full amount of i) Taxes, ii) Other Taxes, and iii) Further Taxes in the amount that the respective
Bank specifies as necessary to preserve the after-tax yield the Bank would have received if such Taxes, Other Taxes or Further Taxes had not been imposed, and any liability (including penalties, interest, additions to tax and expenses) arising therefrom or with respect thereto, whether or not such Taxes, Other Taxes or Further Taxes were correctly or legally asserted. Payment under this indemnification shall be made within 30 days after the date the Bank or the Agent makes written demand therefor.

          (d) Within 30 days after the date of any payment by any Borrower of Taxes, Other Taxes or Further Taxes, the Borrower shall furnish to each Bank or the Agent the original or a certified copy of a receipt evidencing payment thereof, or other evidence of payment satisfactory to such Bank or the Agent.

     3.2. Yield Protection. If, after the date hereof, because of the enactment of, or any change in, any law or any governmental or quasi-governmental rule, regulation, policy, guideline or directive (whether or not having the force of law), or any interpretation thereof (other than such enactments or changes that are not effective as of June 1, 1995 but are scheduled to become effective thereafter pursuant to such laws, rules, regulations, policies, guidelines, directives or interpretations that are effective as of June 1, 1995), which

          (i) imposes or increases or deems applicable any reserve, assessment, insurance charge, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Bank or any applicable Lending Installation (other than reserves and assessments taken into account in determining the interest rate applicable to Fixed Rate Advances), or

         (ii) imposes any other condition the result of which is to increase the cost to any Bank or any applicable Lending Installation of making, funding or maintaining loans or reduces any amount receivable by any Bank or any applicable Lending Installation in connection with loans, or requires any Bank or any applicable Lending Installation to make any payment calculated by reference to the amount of loans held or interest received by it, by an amount deemed material by such Bank, o

          (iii) affects the amount of capital required or expected to be maintained by any Bank or Lending Installation or any corporation controlling any Bank and such Bank determines the amount of capital required is increased by or based upon the existence of this Agreement or its obligation to make Loans hereunder or of commitments of this type,

Then, within 15 days of demand by such Bank through the Agent, the Company shall pay such Bank that portion of such increased expense incurred (including, in the case of Section 3.2(iii), any reduction in the rate of return on capital to an amount below that which it could have achieved but for such law, rule, regulation, policy, guideline or directive and after taking into account such Bank's policies as to capital adequacy) or reduction in an amount received which such Bank determines is attributable to making, funding and maintaining its Loans and its Commitment. Notwithstanding the foregoing, if a Bank fails to make a claim within 90 days after it becomes, or ought reasonably to have become, aware of any event giving rise to a claim under this Section 3.2, then such Bank shall be entitled to make any claim under this Section 3.2 with respect to such Advance only in respect of any amounts due under this Section 3.2 that are attributable to the period following the 90th day preceding the day upon which the Bank makes such claim.

     3.3. Availability of Rate Options. If any Bank determines that maintenance of any of its Fixed Rate Loans at a suitable Lending
Installation would violate any applicable law, rule, regulation or directive, whether or not having the force of law, such Bank shall so notify the Agent and the Agent shall suspend the availability of the affected Rate Option and require any Fixed Rate Advances outstanding under the affected Rate Option to be repaid; or if any Bank determines that (i) deposits of a type or maturity appropriate to match fund Fixed Rate Advances (other than Eurocurrency Advances) are not available, the Agent shall suspend the availability of the affected Rate Option with respect to any Fixed Rate Advances made after the date of any such determination, or (ii) a Rate
Option does not accurately reflect the cost of making a Fixed Rate Advance, (other than a Eurocurrency Advance) at such Rate option, such Bank shall so notify the Agent and then the Agent shall suspend the availability of the affected Rate Option with respect to any Fixed Rate Advances made after the date of any such determination; or if any Bank determines that (iii) deposits of a type or maturity appropriate to match fund Eurocurrency Advances are not available to it or (iv) the Eurocurrency Rate does not accurately reflect the cost of making its Eurocurrency Loan, such Bank shall so notify the Agent and then the Agent shall suspend the availability of the Eurocurrency Rate for that particular Eurocurrency with respect to Eurocurrency Advances made after the date of such determination.

     3.4. Funding Indemnification. If any payment of a Fixed Rate Advance occurs on a date which is not the last day of the applicable Interest Period, whether because of acceleration, prepayment, automatic conversion or otherwise, or the Borrower requests a Fixed Rate Advance, or the continuation or conversion of an Advance as or to a Fixed Rate Advance, and the Borrower does not borrow, continue or convert such Fixed Rate Advance on the date specified by the Borrower except by reason of default by the Banks, the Borrower will indemnify each Bank for any loss or cost incurred by it resulting therefrom, including, without limitation, any loss or cost in liquidating or employing deposits acquired to fund or maintain the Fixed Rate Advance.

     3.5. Regulation D Compensation. Each Bank may through the Agent request any Borrower to pay and upon such request the Borrower shall pay, contemporaneously with each payment of interest on such Borrower's Eurocurrency Loans and Eurodollar Ratable Loans, additional interest on such Loans at a rate per annum determined by such Bank up to but not exceeding the excess of (i) (A) the applicable Base Eurocurrency Rate or Eurodollar Base Rate, as the case may be, divided by (B) one minus the Reserve Requirement with respect to Eurocurrency liabilities over (ii) the applicable Base Eurocurrency Rate or Eurodollar Base Rate, as the case may be. Any Bank wishing to require payment of such additional interest (v) shall so notify the Borrowers and the Agent, in which case such additional interest on the Eurocurrency Loans and Eurodollar Ratable Loans of such Bank shall be payable to such Bank at the place indicated in such notice with respect to each Interest Period commencing at least five Business Days after the giving of such notice and (y) shall notify the Borrowers at least five Business Days prior to each date on which interest is payable on the Eurocurrency Loans and the Eurodollar Ratable Loans of the amount then due it under this Section.

     3.6. Bank Statements; Survival of Indemnity. To the extent reasonably possible, each Bank shall designate an alternate Lending Installation with respect to its Fixed Rate Loans to reduce any liability of the Borrowers to such Bank under Section 3.1 or 3.2 or to avoid the unavailability of a Rate Option under Section 3.3, so long as such designation is not disadvantageous to such Bank. Each Bank shall deliver to the Borrowers through the Agent a written statement of such Bank as to the amount due, if any, under Sections 3.1, 3.2 or 3.4, simultaneously with making a request for payment under said Sections 3.1, 3.2 or 3.4.
Such written statement shall set forth in reasonable detail the calculations upon which such Bank determined such amount and shall be final, conclusive and binding on the Borrowers in the absence of manifest error. Determination of amounts payable under such Sections in connection with a Fixed Rate Loan shall be calculated as though each Bank funded its Fixed Rate Loan through the purchase of a deposit of the type and maturity corresponding to the deposit used as a reference in determining the Fixed Rate applicable to such Loan, whether in fact that is the case or not. Unless otherwise provided herein, the amount specified in the written statement shall be payable on demand after receipt by the Borrowers of the written statement. The Obligations of the Borrowers under Sections 3.1, 3.2 and 3.4 shall survive payment of the Obligations and termination of this Agreement.

     3.7. Removal of Banks. If (i) the obligation of any Bank to make or continue any Loans as, or convert Loans to, Eurocurrency Loans or Eurodollar Ratable Loans has been suspended pursuant to Section 3.3 or (ii) any Bank has demanded compensation under Section 3.1 or 3.2, the Company may elect to terminate this Agreement as to such Bank, provided that (i) the Company notifies such Bank through the Agent of such election at least five Business Days before any date fixed for a borrowing, (ii) the Company repays all of such Bank's Outstanding Obligations at the end of the respective Interest Periods applicable thereto and (iii) no Default or Unmatured Default exists. Upon receipt by the Agent of such notice, the Commitment of such Bank shall terminate.


                                    ARTICLE IV

                               CONDITIONS PRECEDEN

     4.1. Closing. (a) Concurrently with the execution of this Agreement and prior to making the initial Advance, the Company will deliver to the Agent, with sufficient copies for the Banks, the following documents, in form and substance satisfactory to the Agent and the Banks:

      (i)  Executed copies of this Agreement.

      (ii) Competitive Bid Notes and Ratable Notes payable to the order of each of the Banks.

     (iii) Copies, certified as of a date not more than one week prior to the Effective Date by the Secretary or Assistant Secretary of the Company, of its Board of Directors' (or Executive Committee's) resolutions authorizing execution of the Loan Documents.

     (iv) An incumbency certificate, executed as of a date not more than one week prior to the Effective Date by the Secretary or Assistant Secretary of the Company which shall identify by name and title and bear the signature of the officers of the Company authorized to sign the Loan Documents and to make borrowings hereunder, upon which certificate the Banks shall be entitled to rely until informed of any change in writing by the Company.

     (v) A written opinion of the Company's in-house counsel, addressed to the Agent and the Banks in substantially the form of Exhibit "F" hereto (which opinion the Company hereby expressly instruct such counsel to prepare and deliver to the Banks for their benefit).

    (vi) One copy of the Articles of Incorporation of the Company, together with all amendments, certified as of a recent date by the Secretary or Assistant Secretary of the Company.

    (vii) Copies, certified by the Secretary or Assistant Secretary of the Company, of its Bylaws.

   (viii) A certificate, signed by the chief financial officer of the Company, stating that on the Effective Date, no Default or Unmatured Default has occurred and is continuing.

     (ix) Evidence satisfactory to the Agent that the Credit Agreement dated as of June 1, 1991 among the Company, The First National Bank of Chicago as "Agent" and the banks party thereto has been terminated and no loans or other amounts are outstanding thereunder.

     (x) Such other documents as any Bank or its counsel may have reasonably requested prior to execution of the Agreement.

     4.2. Each Advance. The Banks shall not be required to make any Advance, unless on the applicable Borrowing Date:

     (i)  There exists no Default or Unmatured Default.

     (ii) The representations and warranties contained in Article
          V are true and correct as of such Borrowing Date except for changes in the Schedules hereto reflecting transactions permitted by this Agreement.

     Each Ratable Borrowing Notice or Competitive Bid Quote Request with respect to each such Advance shall constitute a representation and warranty by the Company that the conditions contained in Sections 4.2(i) and (ii) have been satisfied.


                                  ARTICLE V

                        REPRESENTATIONS AND WARRANTIES

     The Borrowers severally represent and warrant to the Banks that:

     5.1. Corporate Existence. Each of the Borrowers and the Subsidiaries is a corporation duly incorporated and validly existing under the laws of its jurisdiction of incorporation and is duly qualified and has all requisite authority to conduct its business in each jurisdiction in which its business is conducted.

     5.2. Authorization and Validity. The Borrowers each have the corporate power and authority and legal right to execute and deliver the Loan Documents and to perform their Obligations thereunder. The execution and delivery by the Borrowers of the Loan Documents and the performance of their Obligations thereunder have been duly authorized by proper corporate proceedings, and the Loan Documents constitute legal, valid and binding Obligations of the Borrowers enforceable against the Borrowers in accordance with their terms, except as enforceability may be limited by bankruptcy, insolvency or similar laws affecting the enforcement of creditors' rights generally.

     5.3. No Conflict; Government Consent. Neither the execution and delivery by the Borrowers of the Loan Documents, nor the consummation of the transactions therein contemplated, nor compliance with the provisions thereof will violate any law, rule, regulation, order, writ, judgment, injunction, decree or award binding on the Borrowers or any Subsidiary or any Borrower's or any Subsidiary's articles of incorporation or bylaws or the provisions of any indenture, instrument or agreement to which any Borrower or any Subsidiary is a party or is subject, or by which it, or its property, is bound, or conflict with or constitute a default thereunder, or result in the creation or imposition of any Lien in, of or on the property of any Borrower or a Subsidiary pursuant to the terms of any such indenture, instrument or agreement. No order, consent, approval, license, authorization, or validation of, or filing, recording or registration with, or exemption by, any governmental or public body or authority, or any subdivision thereof, is required to authorize, or is required in connection with the execution, delivery and performance of, or the legality, validity, binding effect or enforceability of, any of the Loan Documents.

     5.4. Financial Statements. The May 31, 1995, consolidated financial statements of the Company and the Subsidiaries heretofore delivered to the Banks were prepared in accordance with generally accepted accounting principles in effect on the date such statements were prepared and fairly present the consolidated financial condition and operations of the Company and the Subsidiaries at such date and the consolidated results of their operations for the period then ended.

     5.5. Material Adverse Change. Since May 31, 1995, there has been no change in the business, properties, condition (financial or otherwise) or results of operations of the Company and its Subsidiaries which could have a Material Adverse Effect.

     5.6. Taxes. The Company and the Subsidiaries have filed all United States federal tax returns and all other United States and foreign tax returns which are required to be filed and have paid all taxes due pursuant to said returns or pursuant to any assessment received by the Company or any Subsidiary, except such taxes, if any, as are being contested in good faith and as to which adequate reserves have been provided. The United States income tax returns of the Company and the Subsidiaries have been audited by the Internal Revenue Service through the fiscal year ended
May 31, 1992. No tax liens have been filed and no claims are being asserted with respect to any such taxes. The charges, accruals and reserves on the books of the Company and the Subsidiaries in respect of any taxes or other governmental charges are adequate.

     5.7. Litigation and Contingent Obligations. There is no litigation, arbitration, governmental investigation, proceeding or inquiry pending or, to the knowledge of any of their officers, threatened against or affecting the Company or any Subsidiary which might materially adversely affect the business, properties, financial condition prospects, or results of operations of the Company or the ability of the Company to perform its Obligations under the Loan Documents. The Company has no material contingent obligations not provided for or disclosed in the financial statements referred to in Section 5.4.

     5.8. Subsidiaries. Schedule "1" hereto contains an accurate list of all of the presently existing Subsidiaries of the Company, setting forth their respective jurisdictions of incorporation and the percentage of their respective capital stock owned by the Company or other Subsidiaries as of the Effective Date. All of the issued and outstanding shares of capital stock of such Subsidiaries have been duly authorized and issued and are fully paid and non-assessable. Each of the Borrowers (other than the Company) is a Wholly-Owned Subsidiary.

     5.9. ERISA. There are no material Unfunded Liabilities. Each Plan complies in all material respects with all applicable requirements of law and regulations, no Reportable Event has occurred with respect to any Plan, neither the Company nor any other members of the Controlled Group has withdrawn from any Plan or initiated steps to do so, and no steps have been taken to terminate any Plan.

     5.10. Accuracy of Information. No information, exhibit or report furnished by the Company or any Subsidiary to the Agent or to any Bank in connection with the negotiation of, or compliance with, the Loan Documents contained any material misstatement of fact or omitted to state a material fact or any fact necessary to make the statements contained therein not misleading.

     5.11. Regulation U. Neither the Company nor any Subsidiary owns any margin stock (as defined in Regulation U).

     5.12. Material Agreements. Neither the Company nor any Subsidiary is a party to any agreement or instrument or subject to any charter or other corporate restriction which might have a Material Adverse Effect. Neither the Company nor any Subsidiary is in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in (i) any agreement to which it is a party, which default might have a Material Adverse Effect or (ii) any agreement or instrument evidencing or governing Indebtedness.

     5.13. Compliance With Laws. The Company and its Subsidiaries have complied with all applicable statutes, rules, regulations, orders and restrictions of any domestic or foreign government or any instrumentality or agency thereof, having jurisdiction over the conduct of their respective businesses or the ownership of their respective properties where failure to comply might have a Material Adverse Effect.

     5.14. Ownership of Properties. Except as set forth on Schedule "2" hereto, on the date of this Agreement, the Company and its Subsidiaries will have good title, free of all Liens other than those permitted by
Section 6.15, to all of the properties and assets reflected in the financial statements as owned by it.

     5.15. Post-Retirement Benefits. The amount of the present value of the expected cost of post-retirement medical and insurance benefits payable by the Company and its Subsidiaries to its employees and former employees, as estimated by the Company in accordance with reasonable procedures and assumptions, is not material to the financial condition of the Company.

     5.16. Environmental and Safety and Health Matters. To the best of the knowledge of the Company, the Company and each Subsidiary are in compliance with all Environmental Laws and Occupational and Health Laws where failure to comply would reasonably be expected to have a Material Adverse Effect on the ability of the Company to perform its obligations hereunder. Neither the Company nor any Subsidiary has received notice of any claims that any of them is not in compliance in all material respects with the Environmental Laws where failure to comply would reasonably be expected to have a Material Adverse Effect on the ability of the Company to perform its Obligations.


                                   ARTICLE VI

                                   COVENANTS

     During the term of this Agreement, unless the Required Banks shall otherwise consent in writing:

     6.1. Financial Reporting. The Company will maintain, for itself and each Subsidiary, a system of accounting established and administered in accordance with generally accepted accounting principles, and furnish to the Agent with sufficient copies for each Bank:

     (i) Within 120 days after the close of each of its fiscal years, an unqualified audit report certified by independent certified public accountants, acceptable to the Banks, prepared in accordance with generally accepted accounting principles on a consolidated basis for itself and the Subsidiaries, including balance sheets as of the end of such period, related profit and loss and reconciliation of surplus statements, and a statement of cash flows.

   (ii) Within 60 days after the close of each of the first three quarterly periods of each of its fiscal years, for itself and the Subsidiaries, a consolidated unaudited balance sheet as at the close of such period, and a consolidated profit and loss statement and a consolidated statement of cash flows for the period from the beginning of such fiscal year to the end of such quarter, all certified by its chief financial officer.

     (iii) Together with the financial statements required hereunder, a compliance certificate in substantially the form of Exhibit "I" hereto signed by its chief financial officer showing the calculations necessary to determine compliance with this Agreement and stating that no Default or Unmatured Default exists, or if any Default or Unmatured Default exists, stating the nature and status thereof.

     (iv) Promptly upon the furnishing thereof to the shareholders of the Company, copies of all financial statements, reports and proxy statements so furnished.

      (v) Promptly upon the filing thereof, copies of all S-1's, 10-Ks and 10-Qs (and any substitute which may hereafter be required) which the Company or any Subsidiary files with the Securities and Exchange Commission.

     (vi) Such other information (including non-financial information) as the Agent or any Bank may from time to time reasonably request.

     6.2. Use of Proceeds. The Borrowers will, and the Company will cause each Subsidiary to, use the proceeds of the Advances for working capital purposes and general corporate purposes other than the direct financing of an Unfriendly Acquisition, a bid to make an Unfriendly Acquisition or any steps preliminary to an Unfriendly Acquisition or a bid to make an Unfriendly Acquisition. The Borrowers will not, nor will the Company permit any Subsidiary to, use any of the proceeds of the Loans to purchase or carry any "margin stock" (as defined in Regulations U and X) or
o extend credit to any person to purchase or carry any margin stock, or extend credit to any person for any of the aforesaid purposes.

     6.3. Notice of Default. The Company will, and will cause each Subsidiary to, give prompt notice in writing to the Agent and Banks of
(i) the occurrence of any Default or Unmatured Default, (ii) any other development, financial, legal or otherwise, which the Company reasonably expects will have a Material Adverse Effect or would materially adversely affect the ability of the Company to repay the Obligations and (iii) receipt of any notice that the operations of the Company or any Subsidiary are not in compliance with requirements of any applicable Environmental Law or any Occupational Safety and Health Law where failure to comply would reasonably be expected to have a Material Adverse Effect on the ability of the Company to perform its Obligations hereunder, or receipt of notice that any properties or assets of the Company or any Subsidiary are subject to an Environmental Lien securing obligations in excess of $5,000,000. As used herein, "Environmental Lien" means a Lien in favor of any governmental entity for
(i) any liability under any Environmental Law, or (ii) damages arising from or costs incurred by such governmental entity in response to a spillage, disposal or release into the environment of any hazardous or toxic substance.

     6.4. Preservation of Existence; Conduct of Business. The Company will, and will cause each Subsidiary to, do all things necessary to remain duly incorporated and validly existing as a domestic corporation in its jurisdiction of incorporation and maintain all requisite authority to conduct its business in each jurisdiction in which its business is conducted provided however, that the Company may liquidate or dissolve any Subsidiary into the Company or any other Subsidiary; provided, however, that neither a Subsidiary Borrower nor a Material Subsidiary may liquidate or dissolve into a Subsidiary that is not a Subsidiary Borrower or Material Subsidiary. The Company will not, and will not permit any Subsidiary to, engage in any material line of business substantially different from those lines of business carried on by the Company and its Subsidiaries on the date hereof or such other lines of business as are reasonably related thereto.

     6.5. Taxes. The Company will, and will cause each Subsidiary to, pay when due all taxes, assessments and governmental charges and levies upon it or its income, profits or property, except those which are being contested in good faith by appropriate proceedings and with respect to which adequate reserves have been set aside.

     6.6. Insurance. The Company will, and will cause each Subsidiary to, maintain with financially sound and reputable insurance companies insurance on all their property in such amounts and covering such risks as is consistent with sound business practice, and the Company will furnish to the Agent upon any Bank's request full information as to the insurance carried.

     6.7. Compliance with Laws. The Company will, and will cause each Subsidiary to, comply with all laws, rules, regulations, orders, writs, judgments, injunctions, decrees or awards to which it may be subject.

     6.8. Maintenance of Properties; Trademarks and Franchises. The Company will, and will cause each Subsidiary to, do all things necessary to maintain, preserve, protect and keep its properties in good repair, working order and condition, and make all necessary and proper repairs, renewals and replacements so that its business carried on in connection therewith may be properly conducted at all times. The Company and each Subsidiary owns, is licensed or otherwise has the lawful right to use, and will continue to own, be licensed or have the lawful right to use, all permits and other governmental approvals, patents, trademarks, trade names, copyrights, technology, know-how and processes used in or necessary for the conduct of its business as currently conducted. The use of such permits and other governmental approvals, patents, trademarks, trade names, copyrights, technology, know-how and processes by the Company and each of its Subsidiaries does not infringe on the rights of any Person.

     6.9. Inspection. Subject to Section 10.12 hereof, the Company will, and will cause each Subsidiary to, permit the Agent or any Bank, by their respective representatives and agents, to inspect any of the properties, corporate books and financial records of the Company and each Subsidiary, to examine and make copies of the books of accounts and other financial records of the Company and each Subsidiary, and to discuss the affairs, finances and accounts of the Company and each Subsidiary with, and to be advised as to the same by, their respective officers at such reasonable times and intervals as the Agent or any Bank may designate.

     6.10. Dividends. The Company will not, nor will it permit any Subsidiary to, declare or pay any dividends on its capital stock (other than dividends payable in its own capital stock) or redeem, repurchase or otherwise acquire or retire any of its capital stock at any time outstanding, if, after giving effect thereto, the Company or any Subsidiary is in violation of any of the provisions hereof.

     6.11. Merger. The Company will not, nor will it permit any Subsidiary Borrower or Material Subsidiary to, merge or consolidate with or into any other Person, except that (a) a Subsidiary Borrower or Material Subsidiary may merge or consolidate with the Company or another Subsidiary Borrower or Material Subsidiary, provided, that in connection with any merger or consolidation involving the Company, the Company is the surviving entity, and (b) the Company, a Subsidiary Borrower or a Material Subsidiary may merge or consolidate with any other Person to effect an Acquisition permitted by Section 6.14, provided, that the Company, such Subsidiary Borrower or such Material Subsidiary, as applicable, is the surviving entity.

     6.12. Sale of Assets. The Company will not, nor will it permit any Subsidiary to, lease, sell or otherwise dispose of all or any of its property, assets or business to any other Person except (i) sales of inventory in the ordinary course of business and (ii) any other disposals of assets (including sale and leasebacks but excluding the sale and leaseback of the Company's headquarters in Beaverton, Oregon) so long as the aggregate book value of the assets so disposed by the Company and its Subsidiaries in any period of twelve consecutive months, commencing on or after the date hereof, does not exceed 20% of the aggregate book value of the assets of the Company and its Subsidiaries, taken as a whole ("Substantial Portion"), as of the end of the fiscal quarter immediately preceding the date of calculation.

     6.13. Sale and Leaseback. The Company will not, nor will it permit any Subsidiary to, sell or transfer any property in order to concurrently or subsequently lease as lessee such or similar property except with respect to sales of property which would be permitted by Section 6.12 and a sale and leaseback with respect to the Company's headquarters in Beaverton, Oregon.

     6.14. Acquisitions. The Company will not, nor will it permit any Subsidiary to, make any Acquisition if the Acquisition is of a Person engaged in businesses not permitted by Section 6.4.

     6.15. Liens. The Company will not, nor will it permit any Subsidiary to, create, incur, or suffer to exist any Lien in, of or on the property of the Company or any Subsidiary, except:

     (i) Liens for taxes, assessments or governmental charges or levies on its property if the same shall not at the time be delinquent or thereafter can be paid without penalty, or are being contested in good faith and by appropriate proceedings.

     (ii) Liens imposed by law, such as carriers', warehousemen's and mechanics' liens and other similar liens arising in the ordinary course of business which secure payment of Obligations not more than 30 days past due.

    (iii) Liens arising out of pledges or deposits under worker's compensation laws, unemployment insurance, old age pensions, or other social security or retirement benefits, or similar legislation.

     (iv) Utility easements, building restrictions and such other encumbrances or charges against real property as are of a nature generally existing with respect to properties of a similar character and which do not in any material way affect the marketability of the same or interfere with the use thereof in the business of the Company or the Subsidiaries.

     (v) Liens existing on the date hereof and described in Schedule "2" hereto.

    (vi) Liens incurred in connection with the purchase by the Company or a Subsidiary of tangible assets (excluding inventory) provided the Indebtedness secured thereby does not exceed the purchase price of such asset, plus any related interest and fees and the Lien attaches only to the asset so purchased.

     (vii) Liens incurred in connection with the acquisition of real estate and construction of buildings for or on behalf of the Company or a Subsidiary provided that:

          (a) the Indebtedness secured by such lien does not exceed the cost of such construction, plus any related interest and fees, and

          (b) the aggregate book value of all real estate and buildings subject to Liens permitted by this subparagraph 6.15, does not exceed 20% of net worth at the time of determination.

    (viii) Liens not otherwise permitted hereunder, on property other than accounts receivable and inventory, provided that the aggregate amount of Indebtedness secured thereby (other than those referred to in (i) through (vii) above) shall not at any one time exceed $100,000,000 or its U.S. Dollar Equivalent at such time in other currencies.

     (ix) Liens filed in connection with the construction of, and additions to, the Company's headquarters in Beaverton, Oregon in an aggregate amount which do not reflect obligations of the Company in excess of $80,000,000.

     6.16.  Affiliates.  The Company
will not, and will not permit any Subsidiary to, enter into any transaction (including, without limitation, the purchase or sale of any property or service) with, or make any payment or transfer to, any Affiliate except in the ordinary course of business and pursuant to the reasonable requirements of the Company's or such Subsidiary's business and upon fair and reasonable terms no less favorable to the Company than the Company or such Subsidiary would obtain in a comparable arm's length transaction.

     6.17. Leverage Ratio. The Company will not as of the end of any fiscal quarter from and after the Effective Date permit the Leverage Ratio to exceed 1.00 to 1.00.


                                  ARTICLE VII

                                   DEFAULTS

     The occurrence of any one or more of the following events shall constitute a Default:

     7.1. Any representation or warranty made or deemed made by or on behalf of any Borrower or any Subsidiary to the Banks or the Agent under or in connection with this Agreement, any Loan, or any certificate or information delivered in connection with this Agreement or any other Loan Document shall be materially false on the date as of which made.

     7.2. Nonpayment of principal of any Note when due, or nonpayment of interest upon any Note or of any commitment fee or other Obligations under any of the Loan Documents within five days after the same becomes due.

     7.3. The breach by the Company of any of the terms or provisions of Sections 6.10, 6.11, 6.12, 6.13, 6.14, 6.15, 6.16 and 6.17. The breach by the Company (other than a breach which constitutes a Default under Section 7.1, 7.2 or the preceding sentence of this Section 7.3) of any of the terms or provisions of this Agreement which is not remedied within 30 days after written notice from the Agent or any Bank.

    7.4. Failure of the Company or any Subsidiary to pay any Indebtedness in an aggregate principal amount in excess of $20,000,000 within 30 days after the Company knows or ought reasonably to have known, that such Indebtedness was due; or the default by the Company or any Subsidiary in the performance of any term, provision or condition contained in any agreement under any such Indebtedness was created or is governed, or any other event shall occur or condition exist, the effect of which is to cause, or to permit the holder or holders of such Indebtedness to cause such Indebtedness to become due prior to its stated maturity; or any such Indebtedness of the Company or any Subsidiary shall be declared to be due and payable or required to be prepaid (other than by a regularly scheduled payment) prior to the stated maturity thereof; or the Company or any Subsidiary shall not pay, or admit in writing its inability to pay, its debts generally as they become due.

     7.5. The Company or any Subsidiary shall (i) have an order for relief entered with respect to it under the Federal or State bankruptcy laws as now or hereafter in effect, (ii) make an assignment for the benefit of creditors, (iii) apply for, seek, consent to, or acquiesce in, the appointment of a receiver, custodian, trustee, examiner, liquidator or similar official for it or any substantial part of its property, (iv) institute any proceeding seeking an order for relief under the Federal bankruptcy laws as now or hereafter in effect or seeking to adjudicate it a bankrupt or insolvent, or seeking dissolution, winding up, liquidation, reorganization, arrangement, adjustment or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors or fail to file an answer or other pleading denying the material allegations of any such proceeding filed against it, (v) take any corporate action to authorize or effect any of the foregoing actions set forth in this Section 7.5 or
(vi) fail to contest in good faith any appointment or proceeding described in Section 7.6.

     7.6. Without the application, approval or consent of the Company or any Subsidiary, a receiver, trustee, examiner, liquidator or similar official shall be appointed for the Company or any Subsidiary or any substantial part of its property, or a proceeding described in
Section 7.5(iv) shall be instituted against the Company or any Subsidiary and such appointment continues undischarged or such proceeding continues undismissed or unstayed for a period of 30 days with respect to any such appointment or proceeding against the Company or a Subsidiary incorporated within the United States and 60 days with respect to any Subsidiary incorporated outside of the United States.

     7.7. Any court, government or governmental agency shall condemn, seize or otherwise appropriate, or take custody or control of all or any Substantial Portion of the property of the Company or any Subsidiary.

     7.8. The Company or any Subsidiary shall fail within 30 days to pay, bond or otherwise discharge, any judgment or order for the payment of money in excess of $5,000,000, which is not stayed on appeal or otherwise being appropriately contested in good faith. Any Liens arising out of such judgments or orders are subject to the provisions of Section 6.15(viii).

     7.9. Any Reportable Event shall occur in connection with any Plan or any material Unfunded Liabilities shall exist.

     7.10. Any Change in Control shall occur. "Change in Control" means either (a) with respect to any capital stock of the Company that is publicly traded, the acquisition after the date of this Agreement by any Person or two or more Persons acting in concert, other than the Knight Family, of beneficial ownership (within the meaning of Rule 13d3 of the Securities and Exchange Commission under the Securities Exchange Act of 1934) of 50% or more of the outstanding shares of such capital stock which are entitled to vote in the election of directors; or (b) with respect to any capital stock of the Company that is not publicly traded, if the Knight Family shall at any time fail to own and control 67% or more of the outstanding shares of such capital stock.

     7.11. There occurs under any agreement or arrangement designed to protect at least one of the parties thereto from the fluctuations of interest rates, exchange rates or forward rates applicable to such party's assets, liabilities or exchange transactions, including, but not limited to, interest rate exchange agreements, forward currency exchange agreements, interest rate cap or collar protection agreements, forward rate currency or interest rate options, puts and warrants (each, a "Swap Contract"), an "early termination date" (as defined in such Swap Contract) resulting from (a) any "event of default" (as defined in such Swap Contract) under such Swap Contract as to which the Company or any Subsidiary is the defaulting party, or (b) any "termination event" (as defined in such Swap Contract) as to which the Company or any Subsidiary is an affected party, and, in either event, the net mark-to-market value for such Swap Contract, as determined by the Company based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts, owed by the Company or such Subsidiary as a result thereof is greater than $20,000,000.

     7.12. The guaranty contained in Article IX of this Agreement is for any reason partially or wholly revoked or invalidated, or otherwise ceases to be in full force and effect, or the Company or any other Person contests in any manner the validity or enforceability thereof or denies that the Company has any further liability or obligation thereunder.

                                   ARTICLE VIII

                  ACCELERATION, WAIVERS, AMENDMENTS AND REMEDIES

     8.1.  Acceleration.  If any Default described in Section 7.5,
7.6 or 7.7 occurs with respect to any Borrower, the obligations of the Banks to make Loans to that Borrower hereunder shall automatically terminate and the Obligations of such Borrower shall immediately become due and payable without any election or action on the part of the Agent or any Bank. If any Default described in Section 7.5, 7.6 or 7.7 occurs with respect to the Company, the obligations of the Banks to make Loans to any Borrower hereunder shall automatically terminate and the Obligations of all the Borrowers shall immediately become due and payable without any election or action on the part of the Agent or any Bank. If any Default occurs, the Required Banks may terminate or suspend the Obligations of the Banks to make Loans to any and all Borrowers hereunder, or declare the Obligations of any and all Borrowers to be due and payable, or both, whereupon such Obligations shall become immediately due and payable, without presentment, demand, protest or notice of any kind, all of which the Borrowers hereby each expressly waive.

     If, within 14 days after acceleration of the maturity of the Obligations or termination of the obligations of the Banks to make Loans hereunder as a result of any Default (other than any Default as described in Section 7.5, 7.6, or 7.7 with respect to any Borrower or 7.10 with respect to the Company) and before any judgment or decree for the payment of the Obligations due shall have been obtained or entered, the Required Banks (in their sole discretion) shall so direct, the Agent shall, by notice to the Borrowers, rescind and annul such acceleration and/or termination.

     8.2. Amendments. Subject to the provisions of this Article VIII, the Required Banks (or the Agent with the consent in writing of the Required Banks) and the Borrowers may enter into agreements supplemental hereto for the purpose of adding or modifying any provisions to the Loan Documents or changing in any manner the rights of the Banks or the Borrowers hereunder or waiving any Default hereunder; provided, however, that no such supplemental agreement shall, without the consent of each Bank affected thereby:

     (i) Extend the scheduled maturity of any Loan or Note or reduce the principal amount thereof (other than as permitted by this Agreement), or reduce the rate or extend the time of payment of interest or fees thereon.

     (ii) Reduce the percentage specified in the definition of Required Banks.

    (iii)  Subject to Section 2.6, extend the Revolving Credit
           Termination Date, or increase the amount of the Commitment of any Bank hereunder, or permit any Borrower to assign its rights under this Agreement.

     (iv)  Amend or waive the provisions of Article IV.

      (v)  Amend this Section 8.2.

No amendment of any provision of this Agreement relating to the Agent shall be effective without the written consent of the Agent. The Agent may waive payment of the fee required under Section 10.7(a) without obtaining the consent of any of the Banks.

     8.3. Preservation of Rights. No delay or omission of the Banks or the Agent to exercise any right under the Loan Documents shall impair such right or be construed to be a waiver of any Default or an acquiescence therein, and the making of a Loan notwithstanding the existence of a Default or the inability of the Company to satisfy the conditions precedent to such Loan shall not constitute any waiver or acquiescence. Any single or partial exercise of any such right shall not preclude other or further exercise thereof or the exercise of any other right, and no waiver, amendment or other variation of the terms, conditions or provisions of the Loan Documents whatsoever shall be valid unless in writing signed by the Banks and the Agent required pursuant to Section 8.2, and then only to the extent in such writing specifically set forth. All remedies contained in the Loan Documents or by law afforded shall be cumulative and all shall be available to the Agent and the Banks until the Obligations have been paid in full.

                                  ARTICLE IX

                                   GUARANTY

     9.1. Guaranty. The Company hereby irrevocably, absolutely and unconditionally guarantees the full and punctual payment or performance when due, whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise, of all of the Obligations of each Subsidiary Borrower (the "Guaranteed Obligations"). This guaranty constitutes a guaranty of payment and performance when due and not of collection, and the Company specifically agrees that it shall not be necessary or required that the Agent or any Bank exercise any right, assert any claim or demand or enforce any remedy whatsoever against any Subsidiary Borrower (or any other Person) before or as a condition to the obligations of the Company under this Article IX. The Agent or any Bank may permit the indebtedness of any Subsidiary Borrower to the Agent or any Bank to include indebtedness other than the Guaranteed Obligations, and may apply any amounts received from any source, other than from the Company, to that portion of Subsidiary Borrowers' indebtedness to the Agent or any Bank which is not a part of the Guaranteed Obligations.

     9.2. Obligations Independent. The obligations under this Article IX are independent of the Obligations of the Subsidiary Borrowers, and, if the Company fails to pay when due any amount owing under this Article
IX, a separate action or actions may be brought and prosecuted against the Company whether action is brought against the Subsidiary Borrowers or whether the Subsidiary Borrowers be joined in any such action or actions.

     9.3. Authorization of Renewals, Etc The Company authorizes the Agent and each Bank, without notice or demand and without affecting its liability hereunder, from time to time: to renew, compromise, extend, accelerate or otherwise change the time for payment, or otherwise change the terms, of the Guaranteed Obligations, including increase or decrease of the rate of interest thereon.

     9.4. Waiver of Certain Rights. The Company waives any right to require the Agent or any Bank (a) to proceed against the Subsidiary Borrowers or any other Person; (b) to proceed against or exhaust any security for the Guaranteed Obligations or any other indebtedness of the Subsidiary Borrowers to the Agent or any Bank; or (c) to pursue any other remedy in the Agent's or any such Bank's power whatsoever.

     9.5. Waiver of Certain Defenses. The Company waives all suretyship defenses, any defense arising by reason of any disability or other defense of the Subsidiary Borrowers, or the cessation from any cause whatsoever of the liability of the Subsidiary Borrowers, whether consensual or arising by operation of law or any bankruptcy, insolvency or debtor relief proceeding, ore burdensome than those of the Subsidiary Borrowers. The Company waives all rights and defenses arising out of an election of remedies by the Agent or any Bank. The Company waives all presentments, demands for performance, notices of nonperformance, protests, notices of protest, notices of dishonor and notices of acceptance of this guaranty. In connection with any action against the Company seeking to enforce the terms of this Article IX, the Company agrees that it may not assert as a defense that the underlying obligation of the Subsidiary Obligor is not enforceable against such Subsidiary Borrower by reason of any statute of limitations applicable to such underlying obligation.

     9.6. Information Relating to Company. The Company acknowledges and agrees that it shall have the sole responsibility for obtaining from the Subsidiary Borrowers such information concerning the Subsidiary Borrowers' financial condition or business operations as the Company may require, and that neither the Agent nor any Bank has any duty at any time to disclose to the Company any information relating to the business operations or financial condition of the Subsidiary Borrowers.

     9.7. Subordination. Any obligations of the Subsidiary Borrowers to the Company, now or hereafter existing, constituting obligations to the Company as subrogee of the Agent or any Bank or resulting from the Company's performance under this Article IX, are hereby fully subordinated in time and priority of payment to the Guaranteed
Obligations.

     9.8. Reinstatement of Guaranty. If any payment or transfer of any interest in property by any Subsidiary Borrower to the Agent or any Bank in fulfillment of any Guaranteed Obligation is rescinded or must at any time (including after the termination or cancellation of this guaranty) be returned, in whole or in part, by the Agent or any Bank to the Subsidiary Borrower or any other Person, upon the insolvency, bankruptcy or reorganization of the Subsidiary Borrower or otherwise, this guaranty shall be reinstated with respect to any such payment or transfer, regardless of any such prior return or cancellation.

     9.9. Power and Authority of Subsidiary Borrowers. The Company acknowledges that none of the Agent or any Bank has inquired into the power or authority of any Subsidiary Borrower to execute and deliver this Agreement or the Notes or to borrow any Advance hereunder, or of any officer, director or agent acting or purporting to act on behalf of any Subsidiary Borrower to do any of the foregoing. The Company agrees that it is not necessary for the Agent or any Bank to inquire into any such power and authority, and that any Guaranteed Obligation made or created in reliance upon the professed exercise of such power and authority of a Subsidiary Borrower, or of any officer, director or agent acting or purporting to act on behalf of any Subsidiary Borrower, shall be guaranteed hereunder.


                                 ARTICLE X

                             GENERAL PROVISIONS

     10.1. Survival of Representation. All representations and warranties of the Company contained in this Agreement shall survive delivery of the Notes and the making of the Loans herein contemplated.

     10.2.  Governmental Regulation.  Anything contained in this
Agreement to the contrary notwithstanding, no Bank shall be obligated to extend credit to the Company in violation of any limitation or prohibition provided by any applicable statute or regulation.

     10.3. Taxes. Any taxes (excluding income taxes) or other similar assessments or charges payable or ruled payable by any governmental authority in respect of the Loan Documents shall be paid by the Company, together with interest and penalties, if any.

     10.4. Headings. Section headings in the Loan Documents are for convenience of reference only, and shall not govern the interpretation of any of the provisions of the Loan Documents.

     10.5. Entire Agreement. The Loan Documents embody the entire agreement and understanding among the Borrowers, the Agent and the Banks and supersede all prior agreements and understandings among the Borrowers, the Agent and the Banks relating to the subject matter thereof.

     10.6.  Several Obligations.  The respective Obligations of the
Banks hereunder are several and not joint and no Bank shall be the partner or agent of any other (except to the extent to which the Agent is authorized to act as such). The failure of any Bank to perform any of its Obligations hereunder shall not relieve any other Bank from any of its Obligations hereunder. This Agreement shall not be construed so as to confer any right or benefit upon any Person other than the parties to this Agreement and their respective successors and assigns.

     10.7. Expenses; Indemnification. (a) The Company shall reimburse the Agent for the costs and expenses incurred in the preparation, execution and administration of the Loan Documents as set forth in a letter agreement between the Agent and the Company dated July 14, 1995.
b) The Borrowers jointly and severally shall reimburse the Agent and each Bank for all itemized, reasonable costs and expenses (including attorney's fees and time charges of attorneys for the Agent and each Bank, which attorneys may be employees of a Bank) (hereinafter, collectively, "Attorney Costs") paid or incurred in connection with the collection and enforcement of the Loan Documents during the existence of a Default or after acceleration of the Advances (including in connection with any "workout" or restructuring regarding the Advances, and including in any insolvency proceeding). The Borrowers jointly and severally further agree to indemnify the Agent, the Arranger, and each Bank, its directors, officers and employees against all losses, claims, damages, penalties, judgments, liabilities and expenses (including, without limitation, all expenses of litigation or preparation therefor whether or not the Agent or any Bank is a party thereto, including Attorney Costs) which any of them may pay or incur arising out of or relating to this Agreement, the other Loan Documents, the transactions contemplated hereby or the direct or indirect application or proposed application of the proceeds of any Loan hereunder (together, "Indemnified Liabilities"), subject to Oregon Revised Statutes 20.096. The Obligations of the Borrowers under this Section shall survive the termination of this Agreement.

     10.8. Numbers of Documents. All statements, notices, closing documents, and requests hereunder shall be furnished to the Agent with sufficient counterparts so that the Agent may furnish one to each of the Banks.

     10.9. Accounting. Except as provided to the contrary herein, all accounting terms used herein shall be interpreted and all accounting determinations hereunder shall be made in accordance with Agreement Accounting Principles. The Company will not make any change in its fiscal year or in the accounting principles and methods used in preparing its financial statements.

     10.10. Severability of Provisions. Any provision in any Loan Document that is held to be inoperative, unenforceable, or invalid in any jurisdiction shall, as to that jurisdiction, be inoperative, unenforceable, or invalid without affecting the remaining provisions in that jurisdiction or the operation, enforceability, or validity of that provision in any other jurisdiction, and to this end the provisions of all Loan Documents are declared to be severable.

     10.11. Nonliability of Banks. The relationship between the Borrowers and the Banks and the Agent with respect to this Agreement shall be solely that of borrower and lender. Neither the Agent nor any Bank shall have any fiduciary responsibilities to the Borrowers with respect to this Agreement. Neither the Agent nor any Bank undertakes under this Agreement any responsibility to the Borrowers to review or inform the Borrowers of any matter in connection with any phase of the Borrowers' business or operations.

     10.12. Confidentiality. The Agent and each Bank agrees to hold any non-public information which it may receive from the Borrowers pursuant to this Agreement in confidence, except for disclosure (i) to other Banks and their respective affiliates involved with the administration, syndication, agency and any similar functions with respect to the Loan Documents, (ii) to legal counsel, accountants, and other professional advisors to that Bank, (iii) to regulatory officials, (iv) as requested pursuant to or as required by law, regulation, or legal process, (v) in connection with any legal proceeding to which that Bank is a party, and
(vi) permitted by Section 13.4.

     10.13. CHOICE OF LAW. THE LOAN DOCUMENTS (OTHER THAN THOSE CONTAINING A CONTRARY EXPRESS CHOICE OF LAW PROVISION) SHALL BE CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS (AND NOT THE LAW OF CONFLICTS) OF THE STATE OF OREGON BUT GIVING EFFECT TO FEDERAL LAWS APPLICABLE TO NATIONAL BANKS.

     10.14. CONSENT TO JURISDICTION. THE BORROWERS EACH HEREBY IRREVOCABLY SUBMIT TO THE NON-EXCLUSIVE JURISDICTION OF ANY UNITED STATES FEDERAL OR OREGON STATE COURT SITTING IN PORTLAND, OREGON IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO ANY LOAN DOCUMENTS AND THE BORROWERS EACH HEREBY IRREVOCABLY AGREE THAT ALL CLAIMS IN RESPECT OF SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN ANY SUCH COURT AND IRREVOCABLY WAIVES ANY OBJECTION IT MAY NOW OR HEREAFTER HAVE AS TO THE VENUE OF ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN SUCH A COURT OR THAT SUCH COURT IS AN INCONVENIENT FORUM. NOTHING HEREIN SHALL LIMIT THE RIGHT OF ANY AGENT OR ANY BANK TO BRING PROCEEDINGS AGAINST THE COMPANY IN THE COURTS OF ANY OTHER JURISDICTION. ANY JUDICIAL PROCEEDING BY ANY BORROWERS AGAINST THE AGENT OR ANY BANK OR ANY AFFILIATE OF THE AGENT OR ANY BANK INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH ANY LOAN DOCUMENT
SHALL BE BROUGHT ONLY IN A COURT IN PORTLAND, OREGON .

     10.15. WAIVER OF JURY TRIAL. THE BORROWERS, THE AGENT AND EACH BANK HEREBY WAIVE TRIAL BY JURY IN ANY JUDICIAL PROCEEDING INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER (WHETHER SOUNDING IN TORT, CONTRACT OR OTHERWISE) IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH ANY LOAN DOCUMENT OR THE RELATIONSHIP ESTABLISHED THEREUNDER.

     10.16. OREGON LEGAL NOTICE. UNDER OREGON LAW, MOST AGREEMENTS, PROMISES AND COMMITMENTS MADE BY US AFTER THE EFFECTIVE DATE OF THIS ACT CONCERNING LOANS AND OTHER CREDIT EXTENSIONS WHICH ARE NOT FOR PERSONAL, FAMILY OR HOUSEHOLD PURPOSES OR SECURED SOLELY BY THE BORROWER'S RESIDENCE MUST BE IN WRITING, EXPRESS CONSIDERATION AND BE SIGNED BY US TO BE ENFORCEABLE. THE TERM "THIS ACT" MEANS CHAPTER 967 OREGON LAWS 1989.
THE TERM "US" MEANS THE AGENT AND THE BANKS. THE EFFECTIVE DATE OF THIS ACT IS OCTOBER 3, 1989.

     10.17. Several Obligations. Unless otherwise expressly provided herein, all Obligations of the Borrowers are several and not joint.

                                   ARTICLE XI

                                   THE AGENT

     11.1. Appointment and Authorization; "Agent". Each Bank hereby irrevocably (subject to Section 11.9) appoints, designates and authorizes the Agent to take such action on its behalf under the provisions of this Agreement and each other Loan Document and to exercise such powers and perform such duties as are expressly delegated to it by the terms of this Agreement or any other Loan Document, together with such powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary contained elsewhere in this Agreement or in any other Loan Document, the Agent shall not have any duties or responsibilities, except those expressly set forth herein, nor shall the Agent have or be deemed to have any fiduciary relationship with any Bank, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Agent. Without limiting the generality of the foregoing sentence, the use of the term "agent" in this Agreement with reference to the Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties.

     11.2. Delegation of Duties. The Agent may execute any of its duties under this Agreement or any other Loan Document by or through agents, employees or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The Agent shall not be responsible to any Bank for the negligence or misconduct of any agent or attorney-in-fact that it selects with reasonable care.

     11.3. Liability of Agent. None of the Agent-Related Persons shall (i) be liable to any Bank for any action taken or omitted to be taken by any of them under or in connection with this Agreement or any other Loan Document or the transactions contemplated hereby (except for its own gross negligence or willful misconduct), or (ii) be responsible in any manner to any of the Banks for any recital, statement, representation or warranty made by the Borrowers or any Subsidiary or Affiliate of the Company, or any officer thereof, contained in this Agreement or in any other Loan Document, or in any certificate, report, statement or other document referred to or provided for in, or received by the Agent under or in connection with, this Agreement or any other
Loan Document, or the validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document, or for any failure of the Company or any other party to any Loan Document to perform its obligations hereunder or thereunder. No Agent-Related Person shall be under any obligation to any Bank to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of the Borrowers or any of the Borrowers' Subsidiaries or Affiliates.

     11.4. Reliance by Agent. (a) The Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, resolution, notice, consent, certificate, affidavit, letter, telegram, facsimile, telex or telephone message, statement or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons, and upon advice and statements of legal counsel (including counsel to the Borrowers), independent accountants and other experts selected by the Agent. The Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of the Required Banks as it deems appropriate and, if it so requests, it shall first be indemnified to its satisfaction by the Banks against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. The Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Loan Document in accordance with a request or consent of the Required Banks and such request and any action taken or failure to act pursuant thereto shall be binding upon all of the Banks.

          (b) For purposes of determining compliance with the conditions specified in Section 4.1, each Bank that has executed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter either sent by the Agent to such Bank for consent, approval, acceptance or satisfaction, or required thereunder to be consented to or approved by or acceptable or satisfactory to the Bank.

     11.5. Notice of Default. The Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Unmatured Default, except with respect to defaults in the payment of principal, interest and fees required to be paid to the Agent for the account of the Banks, unless the Agent shall have received written notice from a Bank or the Borrowers referring to this Agreement, describing such Default or Unmatured Default and stating that such notice is a "notice of default". The Agent will notify the Banks of its receipt of any such notice. The Agent shall take such action with respect to such Default or Unmatured Default as may be requested by the Required Banks in accordance with
Article VIII; provided, however, that unless and until the Agent has received any such request, the Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Unmatured Default as it shall deem advisable or in the best interest of the Banks.

     11.6. Credit Decision. Each Bank acknowledges that none of the Agent-Related Persons has made any representation or warranty to it, and that no act by the Agent hereinafter taken, including any review of the affairs of the Company and its Subsidiaries, shall be deemed to constitute any representation or warranty by any Agent-Related Person to any Bank. Each Bank represents to the Agent that it has, independently and without reliance upon any Agent-Related Person and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, prospects, operations, property, financial and other condition and creditworthiness of the Borrowers and their Subsidiaries, and all applicable bank regulatory laws relating to the transactions contemplated hereby, and made its own decision to enter into this Agreement and to extend credit to the Company hereunder. Each Bank also represents that it will, independently and without reliance upon any Agent-Related Person and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of the Borrowers. Except for notices, reports and other documents expressly herein required to be furnished to the Banks by the Agent, the Agent shall not have any duty or responsibility to provide any Bank with any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of the Borrowers which may come into the possession of any of the Agent-Related Persons.

     11.7. Indemnification of Agent. Whether or not the transactions contemplated hereby are consummated, the Banks shall indemnify upon demand the Agent-Related Persons (to the extent not reimbursed by or on behalf of the Borrowers and without limiting the obligation of the Company to do so), pro rata, from and against any and all Indemnified Liabilities; provided, however, that no Bank shall be liable for the payment to the Agent-Related Persons of any portion of such Indemnified Liabilities resulting solely from such Person's gross negligence or willful misconduct. Without limitation of the foregoing, each Bank shall reimburse the Agent upon demand for its ratable share of any costs or out-of-pocket expenses (including Attorney Costs) incurred by the Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, any other Loan
Document, or any document contemplated by or referred to herein, to the extent that the Agent is not reimbursed for such expenses by or on behalf of the Borrowers. The undertaking in this Section shall survive the payment of all Obligations hereunder and the resignation or replacement of the Agent.

     11.8. Agent in Individual Capacity. BofA and its Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, acquire equity interests in and generally engage in any kind of banking, trust, financial advisory, underwriting or other business with the Borrowers and their Subsidiaries and Affiliates as though BofA were not the Agent hereunder and without notice to or consent of the Banks. The Banks acknowledge that, pursuant to such activities, BofA or its Affiliates may receive information regarding the Borrowers or their Affiliates (including information that may be subject to confidentiality obligations in favor of the Borrowers or such Affiliates) and acknowledge that the Agent shall be under no obligation to provide such information to them. With respect to its Loans, BofA shall have the same rights and powers under this Agreement as any other Bank and may exercise the same as though it were not the Agent, and the terms "Bank" and "Banks" include BofA in its individual capacity.

     11.9. Successor Agent. The Agent may, and at the request of the Required Banks shall, resign as Agent upon 30 days' notice to the Banks. If the Agent resigns under this Agreement, the Required Banks shall appoint from among the Banks a successor agent for the Banks.
If no successor agent is appointed prior to the effective date of the resignation of the Agent, the Agent may appoint, after consulting with the Banks and the Company, a successor agent from among the Banks.
Upon the acceptance of its appointment as successor agent hereunder, such successor agent shall succeed to all the rights, powers and duties of the retiring Agent and the term "Agent" shall mean such successor agent and the retiring Agent's appointment, powers and duties as Agent shall be terminated. After any retiring Agent's resignation hereunder as Agent, the provisions of this Article XI and Section 10.7 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement. If no successor agent has accepted appointment as Agent by the date which is 30 days following a retiring Agent's notice of resignation, the retiring Agent's resignation shall nevertheless thereupon become effective and the Banks shall perform all of the duties of the Agent hereunder until such time, if any, as the Required Banks appoint a successor agent as provided for above.

     11.10. Withholding Tax. (a) If any Bank is a "foreign corporation, partnership or trust" within the meaning of the Code and such Bank claims exemption from, or a reduction of, U.S. withholding tax under Sections 1441 or 1442 of the Code, such Bank agrees with and in favor of the Agent, to deliver to the Agent:

          (i) if such Bank claims an exemption from, or a reduction of, withholding tax under a United States tax treaty, two properly completed and executed copies of IRS Form 1001 before the payment of any interest in the first calendar year and before the payment of any interest in each third succeeding calendar year during which interest may be paid under this Agreement;

        (ii) if such Bank claims that interest paid under this Agreement is exempt from United States withholding tax because it is effectively connected with a United States trade or business of such Bank, two properly completed and executed copies of IRS Form 4224 before the payment of any interest is due in the first taxable year of such Bank and in each succeeding taxable year of such Bank during which interest may be paid under this Agreement; and

       (iii) such other form or forms as may be required under the Code or other laws of the United States as a condition to exemption from, or reduction of, United States withholding tax.

     Such Bank agrees to promptly notify the Agent of any change in circumstances which would modify or render invalid any claimed exemption or reduction.

     (b) If any Bank claims exemption from, or reduction of, withholding tax under a United States tax treaty by providing IRS Form 1001 and such Bank sells, assigns, grants a participation in, or otherwise transfers all or part of the Obligations of the Borrowers to such Bank, such Bank agrees to notify the Agent of the percentage amount in which it is no longer the beneficial owner of Obligations of the Borrowers to such Bank. To the extent of such percentage amount, the Agent will treat such Bank's IRS Form 1001 as no longer valid.

(     c)  If any Bank claiming exemption from United States
withholding tax by filing IRS Form 4224 with the Agent sells, assigns, grants a participation in, or otherwise transfers all or part of the Obligations of the Borrowers to such Bank, such Bank agrees to undertake sole responsibility for complying with the withholding tax requirements imposed by Sections 1441 and 1442 of the Code.

          (d) If any Bank is entitled to a reduction in the applicable withholding tax, the Agent may withhold from any interest payment to such Bank an amount equivalent to the applicable withholding tax after taking into account such reduction. However, if the forms or other documentation required by subsection (a) of this Section are not delivered to the Agent, then the Agent may withhold from any interest payment to such Bank not providing such forms or other documentation an amount equivalent to the applicable withholding tax imposed by Sections 1441 and 1442 of the Code, without reduction.

          (e) If the IRS or any other Governmental Authority of the United States or other jurisdiction asserts a claim that the Agent did not properly withhold tax from amounts paid to or for the account of any Bank (because the appropriate form was not delivered or was not properly executed, or because such Bank failed to notify the Agent of a change in circumstances which rendered the exemption from, or reduction of, withholding tax ineffective, or for any other reason) such Bank shall indemnify the Agent fully for all amounts paid, directly or indirectly, by the Agent as tax or otherwise, including penalties and interest, and including any taxes imposed by any jurisdiction on the amounts payable to the Agent under this Section, together with all costs and expenses (including
Attorney Costs). The obligation of the Banks under this subsection shall survive the payment of all Obligations and the resignation or replacement of the Agent.

                                  ARTICLE XII

                            SETOFF; RATABLE PAYMENTS

     12.1. Setoff. In addition to, and without limitation of, any rights of the Banks under applicable law, if any Borrower becomes insolvent, however evidenced, or any Default or Unmatured Default occurs, any indebtedness from any Bank to the Borrower (including all account balances, whether provisional or final and whether or not collected or available) may be offset and applied toward the payment of the Obligations owing to such Bank, whether or not the Obligations, or any part hereof, shall then be due.

     12.2. Ratable Payments. If any Bank, whether by setoff or otherwise, has payment made to it upon its Loans in a greater proportion than that received by any other Bank (except as specifically contemplated by the terms of this Agreement), such Bank agrees, promptly upon demand, to purchase a portion of the Loans held by the other Banks so that after such purchase each Bank will hold its ratable proportion of Loans. If any Bank, whether in connection with setoff or amounts which might be subject to setoff or otherwise, receives collateral or other protection for its Obligations or such amounts which may be subject to set off, such Bank agrees, promptly upon demand, to take such action necessary such that all Banks share in the benefits of such collateral ratably in proportion to their Loans. In case any such payment is disturbed by legal process, or otherwise, appropriate further adjustments shall be made.


                              ARTICLE XIII

              BENEFIT OF AGREEMENT; ASSIGNMENTS; PARTICIPATIONS

     13.1. Successors and Assigns. The terms and provisions of the Loan Documents shall be binding upon and inure to the benefit of the Company and the Banks and their respective successors and assigns, except that the Borrowers shall not have the right to assign their rights or Obligations under the Loan Documents and any assignment by any Bank must be made in compliance with Section 13.3. The Agent may treat the payee of any Note as the owner thereof for all purposes hereof unless and until such payee complies with Section 13.3 in the case of an assignment thereof or, in the case of any other transfer, a written notice of the transfer is filed with the Agent. Any assignee or transferee of a Note agrees by acceptance thereof to be bound by all the terms and provisions of the Loan Documents. Any request, authority or consent of any Person, who at the time of making such request or giving such authority or consent is the holder of any Note, shall be conclusive and binding on any subsequent holder, transferee or assignee of such Note or of any Note or Notes issued in exchange therefor.

     13.2.  Participations.

          13.2.1. Permitted Participants; Effect. Any Bank may, in the ordinary course of its commercial banking business and in accordance with applicable law, at any time sell to one or more banks or other financial institutions ("Participants") participating interests in any Loan owing to such Bank, any Note held by such Bank, any Commitment of such Bank or any other interest of such Bank under the Loan Documents. Participations in Competitive Bid Loans may be sold to any entity. In the event of any such sale by a Bank of participating interests to a Participant, such Bank's Obligations under the Loan Documents shall remain unchanged, such Bank shall remain solely responsible to the other parties hereto for the performance of such Obligations, such Bank shall remain the holder of any such Note for all purposes under the Loan Documents, all amounts payable by the Company under this Agreement shall be determined as if such Bank had not sold such participating interests, and the Company and the Agent shall continue to deal solely and directly with such Bank in connection with such Bank's rights and Obligations under the Loan Documents.

          13.2.2. Voting Rights. Each Bank shall retain the sole right to approve, without the consent of any Participant, any amendment, modification or waiver of any provision of the Loan Documents other than any amendment, modification or waiver with respect to any Loan or Commitment in which such Participant has an Interest which forgives principal, interest or fees or reduces the interest rate or fees payable with respect to any such Loan or Commitment, postpones any date fixed for any regularly-scheduled payment of principal of, or interest or fees on, any such Loan or Commitment, releases any guarantor of any such Loan or releases any substantial portion of collateral, if any, securing any such Loan.

          13.2.3. Benefit of Setoff. The Borrowers each agree that each Participant shall be deemed to have the right of setoff provided in Section 12.1 in respect of its participating interest in amounts owing under the Loan Documents to the same extent as if the amount of its participating interest were owing directly to it as a Bank under the Loan Documents, provided that each Bank shall retain the right of setoff provided in Section 12.1 with respect to the amount of participating interests sold to each Participant. The Banks agree to share with each Participant, and each Participant, by exercising the right of setoff provided in Section 12.1, agrees to share with each Bank, any amount received pursuant to the exercise of its right of setoff, such amounts to be shared in accordance with Section 12.2 as if each Participant were a Bank.

     13.3.  Assignments.

          13.3.1. Permitted Assignments. Any Bank may, in the ordinary course of its commercial banking business, in accordance with applicable law, with the prior consent of the Company and the Agent (which consent shall not be unreasonably withheld and provided that no such consent shall be necessary in connection with assignments to Purchaser that are Affiliates of such Bank and provided further that no consent of the Company shall be required if there exists a Default), at any time assign to one or more Eligible Assignees ("Purchasers") all or any part of its rights and Obligations, ratably, under the Loan Documents, provided that each assignment shall be in a minimum principal amount of $15,000,000 and in increments of $1,000,000 in excess thereof (or, if less, the remaining amount of Loans held by the assignor) and further provided, that assignments of Competitive
     Bid Loans may be made to any entity on a ratable or non-ratable basis. Such assignment shall be substantially in the form of Exhibit "J" hereto. Such consent shall be substantially in the form attached as Exhibit "2" to Exhibit "J" hereto.

          13.3.2.  Effect; Effective Date.  Upon (i) delivery to the
     Agent of a notice of assignment, substantially in the form attached as Exhibit "1" to Exhibit "J" hereto (a "Notice of Assignment"), together with any consents required by Section 13.3.1, and (ii) payment of a $2,500 fee to the Agent from the assignor for processing such assignment, such assignment shall become effective on the effective date specified in such Notice of Assignment. On and after the effective date of such assignment, such Purchaser shall for all purposes be a Bank party to this Agreement and any other
     Loan Document executed by the Banks and shall have all the rights and Obligations of a Bank under the Loan Documents, to the same extent as if it were an original party hereto, and no further consent or action by the Company, the Banks or the Agent shall be required to release the transferor Bank with respect to the percentage of the Aggregate Commitment and Loans assigned to such Purchaser.
     Upon the consummation of any assignment to a Purchaser pursuant to this Section 13.3.2, the transferor Bank, the Agent and the Company shall make appropriate arrangements so that replacement
     Notes are issued to such transferor Bank and new Notes or, as appropriate, replacement Notes, are issued to such Purchaser, in each case in principal amounts reflecting their Commitment, as adjusted pursuant to such assignment.

     13.4. Dissemination of Information. The Company authorizes each Bank to disclose to any Participant or Purchaser or any other Person acquiring an interest in the Loan Documents by operation of law (each a "Transferee") and any prospective Transferee any and all information in such Bank's possession concerning the creditworthiness of the Company and the Subsidiaries, provided that such Transferee or prospective Transferee executes a Confidentiality Agreement in the form of Exhibit "K" hereto.

                                  ARTICLE XIV

                                    NOTICES

     14.1.  Giving Notice.  Except as otherwise permitted by Section
2.5.9 with respect to borrowing notices, all notices and other communications provided to any party hereto under this Agreement or any other Loan Document shall be in writing or by facsimile and addressed or delivered to such party at its address set forth below its signature hereto or at such other address as may be designated by such party in a notice to the other parties. Any notice, if mailed by certified mail, return receipt requested and properly addressed with postage prepaid, shall be deemed given when received and receipt confirmed; any notice, if transmitted by facsimile, shall be deemed given when legibly transmitted and receipt confirmed.

     14.2.  Change of Address.
The Company, the Agent and any Bank may each change the address for service of notice upon it by a notice in writing to the other parties hereto.


                                   ARTICLE XV

                                  COUNTERPARTS

     This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one agreement, and any of the parties hereto may execute this Agreement by signing any such counterpart.

     IN WITNESS WHEREOF, the Company, the Banks and the Agent have executed this Agreement as of the date first above written.


NIKE, INC.


By:
Title:  Treasurer

One Bowerman Drive
Beaverton, OR 97005-6453
Attention:  Marcia Stilwell, Treasurer








                                      BANK OF AMERICA NATIONAL TRUST
                                      AND SAVINGS ASSOCIATION, as Agent


                                      By:
                                      Title:  Vice President

Payment Office:                      Bank of America National Trust
                                        and Savings Association
Bank of America National Trust       Agency Management Services #5596
  and Savings Association            1455 Market Street, 12th Floor
(ABA 121-000-358)                    San Francisco, CA  94103
1850 Gateway Boulevard                Attn: Ivo A. Bakovic, Vice President
Concord, CA  94520                   Telephone:  (415) 622-1158
For credit to account:               Facsimile:  (415) 622-4894
  No.   12338-14629
  Ref:  Nike, Inc.


COMMITMENTS:


     $45,454,545.45                 BANK OF AMERICA NATIONAL TRUST
                                    AND SAVINGS ASSOCIATION, as a Bank


                                    By:
                                    Title:
                                        555 California Street
                                        41st Floor
                                        San Francisco, CA  94104
                                        Attention:  Steven F. Sterling,
                                        Vice President
                                        Telephone:  (415) 622-8703
                                        Facsimile:  (415) 622-4585


     $45,454,545.45                ABN AMRO BANK N.V., SEATTLE BRANCH


                                   By:
                                   Title:
                                       One Union Square, Suite 2323
                                       Seattle, WA  98101
                                        Attention:  James Rice
                                        Vice President
                                        Telephone:  (206) 587-2360
                                        Telecopy:  (206) 682-5641

     $45,454,545.45               BANQUE NATIONALE DE PARIS


                                  By:
                                  Title:

                                  By:
                                  Title:
                                        180 Montgomery St., 4th fl.
                                        San Francisco, CA  94104
                                        Attention:  Judith A. Dowling
                                            Vice President
                                        Telephone:  (415) 956-0707
                                        Telecopy:  (415) 391-3390


     $45,454,545.45               CITICORP USA, INC.

                                  By:

                                  Title:
                                         One Sansome St., 27th floor
                                         San Francisco, CA 94104
                                         Attention:  David Taylor, Vice
                                             President
                                         Telephone:  (415) 627-6325
                                         Telecopy:  (415) 433-0307

     $45,454,545.45               THE FIRST NATIONAL BANK OF CHICAGO

                                  By:
                                  Title:
                                        777 South Figueroa Street, 4th floor
                                        Los Angeles, CA 90017
                                        Attention:  Thomas C. Williams,
                                        Vice President
                                        Telephone:  (213) 683-4936
                                        Telecopy:  (213) 683-4949

     $45,454,545.45                SEATTLE-FIRST NATIONAL BANK

                                    By:
                                    Title:
                                         701 Fifth Avenue, 12th fl.
                                         Seattle, WA  98124
                                         Attention:  Hendrikus T. Knottnerus
                                         Vice President
                                         Telephone:  (206) 358-3274
                                         Telecopy:  (206) 358-3113

     $45,454,545.45                 SWISS BANK CORPORATION,
                                    SAN FRANCISCO BRANCH

                                    By:
                                    Title:
                                    By:
                                    Title:
                                         101 California Street, Suite 1700
                                         San Francisco, CA  94111-5884
                                         Attention:  David L. Parrot
                                         Associate Director
                                         Telephone:  (415) 774-3425
                                         Telecopy:  (415) 989-7570

     $45,454,545.45                 THE BANK OF NOVA SCOTIA

                                    By:
                                    Title:
                                         888 S.W. Fifth Avenue, Suite 750
                                         Portland, OR 97204
                                         Attention:  Errett Hummel
                                            Relationship Manager
                                         Telephone:  (503) 222-5233
                                         Telecopy:  (503) 2225502

     $45,454,545.54                THE BANK OF TOKYO, LTD., PORTLAND BRANCH
                                   By:
                                   Title:
                                        2300 Pacwest Center
                                        1211 S.W. Fifth Avenue
                                        Portland, Oregon  97204
                                        Attention:  Hiro Nakazawa
                                            Vice President
                                        Telephone:  (503) 222-3724
                                        Telecopy:  (503) 227-5372

     $45,454,545.54               THE HONGKONG AND SHANGHAI BANKING
                                    CORPORATION LIMITED

                                  By:
                                  Title:
                                       900 SW Fifth Avenue, Suite 1550
                                       Portland, Oregon  97204
                                       Attention:  Daniel Dutton
                                       Vice President
                                       Telephone:  (503) 242-1199
                                       Telecopy:  (503) 242-2413

     $45,454,545.54              UNITED STATES NATIONAL BANK OF OREGON

                                 By:
                                 Title:
                                        555 S.W. Oak Street, PL-4
                                        Portland, Oregon  97204
                                        Attention:  Ann Smith
                                        Vice President
                                        Telephone:  (503) 275-6380
                                        Telecopy:  (503) 275-5428




                                   EXHIBIT "A"

                                      NOTE
                                 (Ratable Loans)

$                                                        September 15, 1995

     NIKE, Inc., an Oregon corporation (the "Company"), promises to pay
to the order of                          (the "Bank") the lesser of the
principal sum of                        Dollars or the aggregate unpaid
principal amount of all Loans made by the Bank to the Company pursuant to Section 2.2 of the Credit Agreement (as the same may be amended or modified, the "Agreement") hereinafter referred to, in immediately available funds at the main office of Bank of America National Trust and Savings Association in San Francisco, California, as Agent or as otherwise directed by the Agent pursuant to the terms of the Agreement, together with interest on the unpaid principal amount hereof at the rates and on the dates set forth in the Agreement. The Company shall pay each of these respective Loans in full on the last day of such Loan's applicable Interest Period. All Loans not sooner repaid shall be paid in full on the Revolving Credit Termination Date.

     The Bank shall, and is hereby authorized to, record on the schedule attached hereto, or to otherwise record in accordance with its usual practice, the date and amount of each Ratable Loan and the date and amount of each principal payment hereunder provided, however, that any failure to so record shall not affect the Company's Obligations under this Note.

     This Note (Ratable Loans) is one of the Notes issued pursuant to, and is entitled to the benefits of, the Credit Agreement, dated as of September 15, 1995, among the Company, certain of its Subsidiaries, Bank of America National Trust and Savings Association, individually and as Agent, and the banks named therein, including the Bank, to which Agreement, as it may be amended from time to time, reference is hereby made for a statement of the terms and conditions under which this Note may be prepaid or its maturity date accelerated. Capitalized terms used herein and not otherwise defined herein are used with the meanings attributed to them in the Agreement.

     OREGON LEGAL NOTICE.  UNDER OREGON LAW, MOST AGREEMENTS, PROMISES
AND COMMITMENTS MADE BY US AFTER THE EFFECTIVE DATE OF THIS ACT CONCERNING LOANS AND OTHER CREDIT EXTENSIONS WHICH ARE NOT FOR PERSONAL, FAMILY OR HOUSEHOLD PURPOSES OR SECURED SOLELY BY THE COMPANY'S RESIDENCE MUST BE
IN WRITING, EXPRESS CONSIDERATION AND BE SIGNED BY US TO BE ENFORCEABLE. THE TERM "THIS ACT" MEANS CHAPTER 967 OREGON LAWS 1989. THE TERM "US" MEANS THE BANK. THE EFFECTIVE DATE OF THIS ACT IS OCTOBER 3, 1989.

NIKE, INC.

By:
Title:


                      SCHEDULE OF LOANS AND PAYMENTS OF PRINCIPAL
                                            TO
                              NOTE (RATABLE LOANS) OF NIKE, Inc.

                               Dated September 15, 1995


                    Principal           Maturity     Principal
                    Amount of          of Interest     Amount    Unpaid
Date                 Loan                Period        Paind     Balance

                                     EXHIBIT "B"

                                        NOTE
                                (Competitive Bid Loans)


                                                       September 15, 1995

     NIKE, Inc., an Oregon corporation (the "Company"), promises to pay, on or before the Termination Date, to the order of (the "Bank") the aggregate unpaid principal amount of all Competitive Bid Loans made by the Bank to the Company pursuant to Section 2.3 of the Credit Agreement hereinafter referred to (as the same may be amended or modified, the "Agreement"), in lawful money of the United States in immediately available funds at the main office of Bank of America National Trust and Savings Association, as Agent, in San Francisco, California or as otherwise directed by the Agent pursuant to the terms of the Agreement, together with interest, in like money and funds, on the unpaid principal amount hereof at the rates and on the dates determined in accordance with the Agreement. The Company shall pay each of these respective Competitive
Bid Loans in full on the last day of such Competitive Bid Loan's applicable Interest Period.

     The Bank shall, and is hereby authorized to, record on the schedule attached hereto, or otherwise record in accordance with its usual practice, the date and amount of each Competitive Bid Loan and the date and amount of each principal payment hereunder, provided, however, that any failure to so record shall not affect the Company's obligations under this Note.

     This Note (Competitive Bid Loans) is one of the Notes issued pursuant to, and is entitled to the benefits of, the Credit Agreement dated as of September 15, 1995, among the Company, certain of its Subsidiaries, Bank of America National Trust and Savings Association, individually and as Agent, and the banks named therein, including the Bank, to which Agreement, as it may be amended from time to time, reference is hereby made for a statement of the terms and conditions under which this Note may be prepaid or its maturity date accelerated. Capitalized terms used herein and not otherwise defined herein are used with the meanings attributed to them in the Agreement.

     OREGON LEGAL NOTICE.  UNDER OREGON LAW, MOST AGREEMENTS, PROMISES
AND COMMITMENTS MADE BY US AFTER THE EFFECTIVE DATE OF THIS ACT CONCERNING LOANS AND OTHER CREDIT EXTENSIONS WHICH ARE NOT FOR PERSONAL, FAMILY OR HOUSEHOLD PURPOSES OR SECURED SOLELY BY THE COMPANY'S RESIDENCE MUST BE
IN WRITING, EXPRESS CONSIDERATION AND BE SIGNED BY US TO BE ENFORCEABLE. THE TERM "THIS ACT" MEANS CHAPTER 967 OREGON LAWS 1989. THE TERM "US" MEANS THE BANK. THE EFFECTIVE DATE OF THIS ACT IS OCTOBER 3, 1989.

                                    NIKE, INC.

                                    By:
                                    Title:

                  SCHEDULE OF LOANS AND PAYMENTS OF PRINCIPAL
                                        TO
                              NOTE (COMPETITIVE BID LOANS)
                                   OF NIKE, Inc.
                             Dated September 15, 1995


                    Principal           Maturity     Principal
                    Amount of          of Interest     Amount    Unpaid
Date                 Loan                Period        Paind     Balance


                                      EXHIBIT "C"

                         COMPETITIVE BID QUOTE REQUEST
                                 (Section 2.3.2


                                                                , 199  _

To:     Bank of America National Trust and Savings Association,
       as Agent (the "Agent")

From:     NIKE, Inc. ("Company")

Re:     Credit Agreement (the "Agreement") dated as of  September 15,
1995, among the Company, certain of its Subsidiaries, Bank of America National Trust and Savings Association, individually and as Agent, and the Banks listed on the signature pages thereof

     We hereby give notice pursuant to Section 2.3.2 of the Agreement that we request Competitive Bid Quotes for the following proposed
Competitive Bid Advance(s):

Borrower:

Borrowing Date:

Principal Amount(1)			Interest Period(1)

$


     Such Competitive Bid Quotes should offer a [Competitive Bid
     Margin] [Absolute Rate].

     Upon acceptance by the undersigned of any or all of the Competitive
Bid Advances offered by Banks in response to this request, the undersigned shall be deemed to affirm as of such date the representations and warranties made in the Agreement to the extent specified in Article IV thereof. Capitalized terms used herein have the meanings assigned to them in the Agreement.

                                       NIKE, Inc.

                                       By:
                                       Title:


                                  EXHIBIT "D"

                         INVITATION FOR COMPETITIVE BID QUOTES
                                 (Section 2.3.3)


                                                          DATE



To:         [Name of Bank]

Re:         Invitation for Competitive Bid Quotes to
            NIKE, INC. (the "Company")


     Pursuant to Section 2.3.3 of the Credit Agreement dated as of September 15, 1995, (the "Agreement") among the Company, certain of i ts Subsidiaries, the Banks parties thereto and the undersigned, as Agent, we are pleased on behalf of the Company to invite you to submit Competitive Bid Quotes to the Company for the following proposed Competitive Bid Advance(s):

Borrower:

Borrowing Date:

Principal Amount                        Interest Period

$

     Such Competitive Bid Quotes should offer a [Competitive Bid Margin] [Absolute Rate]. Your Competitive Bid Quote must comply with Section 2.3.4 of the Agreement and the foregoing terms in which the Competitive Bid Quote Request was made. Capitalized terms used herein have the meanings assigned to them in the Agreement.

     Please respond to this invitation by no later than [1:00 p.m.]
[9:00 a.m.] San Francisco time on                , 19  .

                             BANK OF AMERICA NATIONAL TRUST AND SAVINGS
                             ASSOCIATION, as Agent

                              By:
                              Authorized Officer

                                   EXHIBIT "E"

                              COMPETITIVE BID QUOTE
                                (Section 2.3.4)


                                                                   , 199  _

To:       Bank of America National Trust and Savings Association, as Agent
          Attn:                    _

Re:       Competitive Bid Quote to NIKE, Inc. (the "Company")


     In response to your invitation on behalf of the Company dated September 15, 1995, we hereby make the following Competitive Bid quote pursuant to Section 2.3.4 of the Credit Agreement hereinafter referred to and on the following terms:

1.  Borrower:                                               _
2.  Quoting Bank:                                            _
3.  Person to contact at Quoting Bank:                       _
4.  Borrowing Date:             , 19  (1)
5. We hereby offer to make Competitive Bid Loan(s) in the following principal amounts, for the following Interest Periods and at the following rates:

   Principal        Interest    [Competitive      Absolute       Minimum
   Amount(2)        Period(3)   Bid Margin(4)]    Rate(5)        Amount





     We understand and agree that the offer(s) set forth above, subject to the satisfaction of the applicable conditions set forth in the Credit Agreement dated as of September 15, 1995, among the Borrowers, the Banks listed on the signature pages thereof and yourselves, as Agent, irrevocably obligates us to make the Competitive Bid Loan(s) for which any offer(s) are accepted, in whole or in part.


                                      Very truly yours,

                                        [NAME OF BANK]


Dated:                       , 19        By:            _
                                          Authorized Officer



                                  EXHIBIT "F"

                            COMPANY COUNSEL OPINION


                                See Attachment

                                  EXHIBIT "G"

                           RATABLE BORROWING NOTICE




Date:                  , 199


To: Bank of America National Trust and Savings Association as Agent for the Banks parties to the Credit Agreement dated as of September 15, 1995 (as extended, renewed, amended or restated from time to time, the "Credit Agreement") among NIKE, Inc., certain of its Subsidiaries, certain Banks which are signatories thereto and Bank of America National Trust and Savings Association, as Agent


Ladies and Gentlemen:

     The undersigned, NIKE, Inc. (the "Company"), refers to the
Credit Agreement, the terms defined therein being used herein as therein defined, and hereby gives you notice irrevocably, pursuant to
Section 2.2.3. of the Credit Agreement, of the Ratable Advance specified below:

    (i)   Borrower:

   (ii)   The Business Day of the proposed Advance is
                                   , 19   .

  (iii)   The aggregate amount of the proposed Advance
          is $                       .

  (iii)   The Advance shall be a [Eurodollar Ratable]
         [Eurocurrency] [Floating Rate] Advance.

  [(iv)   The Eurocurrency is                   .]

   [(v)   The duration of the Interest Period of the
          [Eurodollar Ratable Advance]  [Eurocurrency Advance]
          shall be      months.]

      The undersigned hereby certifies that the following statements are true on the date hereof, and will be true on the date of the proposed Ratable Advance, before and after giving effect thereto and to the application of the proceeds therefrom.

      (a)  the representations and warranties contained in Article
      V of the Credit Agreement are true and correct as though made on and as of such date except for changes in the Schedules hereto reflecting transactions permitted by this Agreement;

      (b) no Default or Unmatured Default has occurred and is continuing, or would result from such proposed Ratable Advance; and

      (c) The proposed Ratable Advance will not cause the aggregate principal amount of all outstanding Loans to exceed the combined Commitments of the Banks.


                                         NIKE, Inc.

                                         By:
                                         Title:



                                    EXHIBIT "H"

                          NOTICE OF CONVERSION/CONTINUATION


                                             Date:                  , 199


To: Bank of America National Trust and Savings Association as Agent for the Banks parties to the Credit Agreement dated as of September 15, 1995 (as extended, renewed, amended or restated from time to time, the "Credit Agreement") among NIKE, Inc., certain of its Subsidiaries, certain Banks which are signatories thereto and Bank of America National Trust and Savings Association, as Agent

Ladies and Gentlemen:

     The undersigned, NIKE, Inc. (the "Company"), refers to the
Credit Agreement, the terms defined therein being used herein as therein defined, and hereby gives you notice irrevocably, pursuant to
Section 2.2.4. of the Credit Agreement, of the [conversion] [continuation] of the Ratable Advance specified below:

     (i)    Borrower:

    (ii)    The Business Day of the proposed Conversion/Continuation
            Date is                     , 19   .

   (iii)    The aggregate amount of the Advance to be [converted]
            [continued] is $                 .

   (iii) The Advance shall be [converted into] [continued as] a [Eurodollar Ratable] [Eurocurrency] [Floating Rate] Advance.

   [(iv) The duration of the Interest Period of the [Eurodollar Ratable Advance] [Eurocurrency Advance] included in the [conversion] [continuation] shall be months.]


                                       NIKE, Inc.

                                       By:
                                       Title:


                                  EXHIBIT "I"

                            COMPLIANCE CERTIFICATE


To:  The Banks parties to the
     Credit Agreement Described Below

     This Compliance Certificate is furnished pursuant to that certain Credit Agreement dated as of September 15, 1995, among NIKE, Inc. and certain Subsidiaries, the banks party thereto and Bank of America
National Trust and Savings Association as Agent for the Banks (the "Agreement"). Unless otherwise defined herein, the terms used in this Compliance Certificate have the meanings ascribed thereto in the Agreement.


     THE UNDERSIGNED HEREBY CERTIFIES THAT:

     1.  I am the duly elected                      of the Company;

     2. I have reviewed the terms of the Agreement and I have made, or have caused to be made under my supervision, a detailed review of the transactions and conditions of the Company and its Subsidiaries during the accounting period covered by the attached financial statements;

     3. The examinations described in paragraph 2 did not disclose, and I have no knowledge of, the existence of any condition or event which constitutes a Default or Unmatured Default during or at the end of the accounting period covered by the attached financial statements or as of the date of this Certificate, except as set forth below; and

     4. Schedule I attached hereto sets forth financial data and computations evidencing the Company's compliance with certain covenants of the Agreement, all of which data and computations are true, complete and correct [and Schedule II attached hereto sets forth the determination of the interest rate to be paid for Advances commencing the first day of the month following the delivery hereof.]

     Described below are the exceptions, if any, to paragraph 3 by listing, in detail, the nature of the condition or event, the period during which it has existed and the action which the Company has taken, is taking, or proposes to take with respect to each such condition or event:


     The foregoing certifications, together with the computations set forth in Schedule I [and Schedule II] hereto and the financial statements delivered with this Certificate in support hereof, are made and delivered
this    day of           , 19  .



SCHEDULE I TO COMPLIANCE CERTIFICATE

Schedule of Compliance as of            , 199__, with
Provisions of Sections 6.12 and 6.17 of
the Agreement


                                             Required      Actual
I.    Section 6.12:
      Sale of Assets                        $               $
      Cannot Exceed 20%                      (Maximum
      of Assets BV ($000's)                   Permitted)
II.   Section 6.17:  Leverage Ratio
      (Indebtedness to net worth)            1.00 to 1.00


NIKE, Inc.
Compliance Certificate - Covenants Worksheet
(all numbers reported in thousands)
Page 2


I.     Section 6.12:
       Sale of Assets:

A.   Amount Permitted

      Consolidated Assets (at book value)
      as of                                                     $

                                                                x        0.20

      Amount permitted during period beginning
                    and ending              :                   $

B.   Disposals of Fixed Assets
     (per Statement of Cash Flows
     during period beginning
     and ending                    :                             $

    (A) must be greater than/equal to (B)                           _
                                                                 In Compliance
                                                                  (Yes or No)

NIKE, Inc.
Compliance Certificate - Covenants Worksheet
(all numbers reported in thousands)
Page 3


III.  Section 6.17
      Leverage Ratio:

A.    Indebtedness                              $           _

B.    Net Worth                                 $           _

C.    INDEBTEDNESS/NW (A/B)                     $           _

      Maximum Ratio Permitted                   1.00:1.00


                                  EXHIBIT "J"


                              ASSIGNMENT AGREEMENT


     This Assignment Agreement (this "Assignment Agreement") between
              (the "Assignor") and                     (the "Assignee")
is dated as of            , 19  .  The parties hereto agree as follows:

     1. PRELIMINARY STATEMENT. The Assignor is a party to a Credit Agreement, dated as of September 15, 1995 (which, as it may be amended, modified, renewed or extended from time to time, is herein called the "Credit Agreement"), among NIKE, Inc. (the "Company"), certain of its Subsidiaries, certain banks party thereto and Bank of America National Trust and Savings Association, as agent for such banks. Capitalized terms used herein and not otherwise defined herein shall have the meanings attributed to them in the Credit Agreement. The Assignor desires to assign to the Assignee, and the Assignee desires to assume from the Assignor, an undivided interest (the "Purchased Percentage") in the Commitment of the Assignor such that after giving effect to the assignment and assumption hereinafter provided, the Commitment of the
Assignee shall equal $             and its percentage of the Aggregate
Commitment shall equal     %.

     2. ASSIGNMENT. For and in consideration of the assumption of obligations by the Assignee set forth in Section 3 hereof and the other consideration set forth herein, and effective as of the Effective Date
(as hereinafter defined), the Assignor does hereby sell, assign, transfer and convey all of its right, title and interest in and to the Purchased Percentage of (i) the Commitment of the Assignor (as in effect on the Effective Date), (ii) any Loan constituting part of a Ratable Advance [or part of any Competitive Bid Advance] outstanding on the Effective Date and (iii) the Credit Agreement and the other Loan
Documents [other than the Competitive Bid Note payable to Assignor]
[(the "Transferred Documents")]. Pursuant to Section 13.3 of the Credit Agreement, on and after the Effective Date the Assignee shall have the same rights, benefits and obligations as the Assignor had under the Loan Documents [Transferred Documents] with respect to the Purchased Percentage of the Loan Documents [Transferred Documents], all determined as if the Assignee were a "Bank" under the Credit Agreement with ___% of the Aggregate Commitment. The Effective Date shall be the later of or two Business Days (or such shorter period agreed to by the Agent) after a Notice of Assignment substantially in the form of Exhibit "1" attached hereto and any consents substantially in the form of Exhibit
"2" attached hereto required to be delivered to the Agent by Section
13.3 of the Credit Agreement have been delivered to the Agent. In no event will the Effective Date occur if the payments required to be made by the Assignee to the Assignor on the Effective Date under Section 4 and 5 hereof are not made on the proposed Effective Date. The Assignor will notify the Assignee of the proposed Effective Date on the Business Day prior to the proposed Effective Date.

     3. ASSUMPTION. For and in consideration of the assignment of rights by the Assignor set forth in Section 2 hereof and the other consideration set forth herein, and effective as of the Effective Date, the Assignee does hereby accept that assignment, and assume and covenant and agree fully, completely and timely to perform, comply with and discharge, each and all of the obligations, duties and liabilities of the Assignor under the Credit Agreement which are assigned to the Assignee hereunder, which assumption includes, without limitation, the obligation to fund the unfunded portion of the Aggregate Commitment in accordance with the provisions set forth in the Credit Agreement as
if the Assignee were a "Bank" under the Credit Agreement with     % of
he Aggregate Commitment. The Assignee agrees to be bound by all provisions relating to "Banks" under and as defined in the Credit Agreement, including, without limitation, provisions relating to the dissemination of information and the payment of indemnification.

     4. PAYMENTS OBLIGATIONS. On and after the Effective Date, the Assignee shall be entitled to receive from the Agent all payments of principal, interest and fees with respect to the Purchased
Percentage of the Assignor's Commitment and Loans [constituting part of any Ratable Advances]. The Assignee shall advance funds directly to the Agent with respect to all such Loans and reimbursement payments made on or after the Effective Date. In consideration for the sale and assignment of such Loans hereunder, (i) with respect to all Floating
Rate Loans made by the Assignor outstanding on the Effective Date, the Assignee shall pay the Assignor, on the Effective Date,[ an amount equal to the Purchased Percentage of all such Floating Rate Loans; and (ii) with respect to each Fixed Rate Loan made by the Assignor outstanding on the Effective Date, (a) on the last day of the Interest Period therefor or (b) on such earlier date agreed to by the Assignor and the Assignee or (c) on the date on which any such Fixed Rate Loan either becomes due (by acceleration or otherwise) or is prepaid (the date as described in the foregoing clauses (a), (b) or (c) being hereinafter referred to as the "Payment Date")]*, the Assignee shall pay the Assignor an amount equal to the Purchased Percentage of such Fixed Rate Loan.
On and after the Effective Date, the Assignee will also remit to the Assignor any amounts of interest on Loans [constituting part of any Ratable Advances] and fees received from the Agent which relate to the Purchased Percentage of Loans made by the Assignor accrued for periods prior to the Effective Date, in the case of Floating Rate Loans, or the Payment Date, in the case of Fixed Rate Loans, and not heretofore paid by the Assignee to the Assignor. In the event interest for the period from the Effective Date to but not including the Payment Date is not paid by the Company with respect to any Fixed Rate Loan sold by the Assignor to the Assignee hereunder, the Assignee shall pay to the Assignor interest for such period on such Fixed Rate Loan at the applicable rate provided by the Credit Agreement. In the event that either party hereto receives any payment to which the other party hereto is entitled under this Assignment Agreement, then the party receiving such amount shall promptly remit it to the other party hereto.

    5. FEES PAYABLE BY ASSIGNEE. On each day on which the Assignee receives a payment of interest or commitment fees under the Credit Agreement (other than a payment of interest or commitment fees which the Assignee is obligated to deliver to the Assignor pursuant to Section
4 hereof, which shall be excluded in determining fees payable to the Assignor pursuant to this Section), the Assignee shall pay to the
Assignor a fee.  The amount of such fee shall be the difference between
(i) the amount of such interest or fee, as applicable, received by the Assignee and (ii) the amount of the interest or fee, as applicable, which would have been received by the Assignee if each interest rate was of 1% less than the interest rate paid by the Company or if the commitment
fee was    of 1% less than the commitment fee paid by the Company, as
applicable.  In addition, the Assignee agrees to pay    % of the fee
required to be paid to the Agent pursuant to Section 13.3 of the Credit
Agreement.

     6.     CREDIT DETERMINATION; LIMITATIONS ON ASSIGNOR'S LIABILITY.
The Assignee represents and warrants to the Assignor that it is capable of making and has made and shall continue to make its own credit determinations and analysis based upon such information as the Assignee deemed sufficient to enter into the transaction contemplated hereby and not based on any statements or representations by the Assignor. It is understood and agreed that the assignment and assumption hereunder are made without recourse to the Assignor and that the Assignor makes no representation or warranty of any kind to the Assignee and shall not be responsible for (i) the due execution, legality, validity, enforceability, genuineness, sufficiency or collectibility of the Credit Agreement or any other Loan Document, including without limitation, documents granting the Assignor and the other Banks a security interest in assets of the Company or any guarantor, (ii) any representation, warranty or statement made in or in connection with any of the Loan Documents, (iii) the financial condition or creditworthiness of the Company or any guarantor, (iv) the performance of or compliance with any of the terms or provisions of any of the Loan Documents, (v) inspecting any of the property, books or records of the Company or (vi) the validity, enforceability, perfection, priority, condition, value or sufficiency of any collateral securing or purporting to secure the Loans. Neither the Assignor nor any of its officers, directors, employees, agents or attorneys shall be liable for any mistake, error of judgment, or action taken or omitted to be taken in connection with the Loans or the Loan Documents, except for its or their own bad faith or willful misconduct.

     7. INDEMNITY. The Assignee agrees to indemnify and hold the Assignor harmless against any and all losses, costs and expenses (including, without limitation, reasonable attorneys' fees) and liabilities incurred by the Assignor in connection with or arising in any manner from the Assignee's performance or non-performance of obligations assumed under this Assignment Agreement.

    8. SUBSEQUENT ASSIGNMENTS. After the Effective Date, the Assignee shall have the right pursuant to Section 13.3 of the Credit Agreement to assign the rights which are assigned to the Assignee hereunder to any entity or person, provided that (i) any such subsequent assignment does not violate any of the terms and conditions of the Loan Documents or any law, rule, regulation, order, writ, judgment, injunction or decree and that any consent required under the terms of the Loan Documents has been obtained, (ii) the assignee under such assignment from the Assignee shall agree to assume all of the Assignee's obligations hereunder in a manner satisfactory to the Assignor and
(iii) the Assignee is not thereby released from any of its obligations to the Assignor hereunder.

     9. REDUCTIONS OF AGGREGATE COMMITMENT. If any reduction in the Aggregate Commitment occurs between the date of this Assignment Agreement and the Effective Date, the percentage of the Aggregate Commitment assigned to the Assignee shall remain the percentage specified in Section 1 hereof and the dollar amount of the Commitment of the Assignee shall be recalculated based on the reduced Aggregate Commitment.

     10. ENTIRE AGREEMENT. This Assignment Agreement and the attached consent embody the entire agreement and understanding between the parties hereto and supersede all prior agreements and understandings between the parties hereto relating to the subject matter hereof.

     11. GOVERNING LAW. This Assignment Agreement shall be governed by the internal law, and not the law of conflicts, of the State of California.

     12. NOTICES. Notices shall be given under this Assignment Agreement in the manner set forth in the Credit Agreement. For the purpose hereof, the addresses of the parties hereto (until notice of a change is delivered) shall be the address set forth under each party's name on the signature pages hereof.

     IN WITNESS WHEREOF, the parties hereto have executed this Assignment Agreement by their duly authorized officers as of the date first above written.

[NAME OF ASSIGNOR]

By:
Title:



[NAME OF ASSIGNEE]

By:
Title:



                          EXHIBIT "1" to EXHIBIT "J"

                                    NOTICE
                                OF ASSIGNMENT


To:  NIKE, Inc.


BANK OF AMERICA NATIONAL TRUST
 AND SAVINGS ASSOCIATION



From:  [NAME OF ASSIGNOR]

       [NAME OF ASSIGNEE]


                                                                 , 19      _

     1. We refer to that Credit Agreement, dated as of September 15, 1995 (which, as it may be amended, modified, renewed or extended from time to time, is herein called the "Credit Agreement") among NIKE, Inc. (the "Company"), certain of its Subsidiaries, certain banks party thereto
(each a "Bank"), including                               (the "Assignor")
and Bank of America National Trust and Savings Association, as agent for the Banks (as such, the "Agent"). Capitalized terms used herein and in any consent delivered in connection herewith and not otherwise defined herein or in such consent shall have the meanings attributed to them in the Credit Agreement.

     2. This Notice of Assignment (this "Notice") is given and delivered to the Company and the Agent pursuant to Section 13.3.2 of the Credit Agreement.

     3.     The Assignor and                     (the "Assignee") have
entered into an Assignment Agreement, dated as of           , 19   ,
pursuant to which, among other things, the Assignor has sold, assigned, delegated and transferred to the Assignee, and the Assignee has purchased, accepted and assumed from the Assignor, an undivided interest in and to all of the Assignor's rights and obligations under the Credit Agreement such that Assignee's percentage of the Aggregate
Commitment shall equal   %, effective as of the "Effective Date" (as
hereinafter defined).  The "Effective Date" shall be the later of
          , 19        or two Business Days (or such shorter period as a
greed to by the Agent) after this Notice of Assignment and any consents a nd fees required by Sections 13.3.1 and 13.3.2 of the Credit Agreement have been delivered to the Agent, provided that the Effective Date shall not occur if any condition precedent agreed to by the Assignor and the Assignee has not been satisfied.

     4.     As of this date, the percentage of the Assignor in the
Aggregate Commitment and Advances is       %.  As of the Effective Date,
the percentage of the Assignor in the Aggregate Commitment and Loans will
be     % (as such percentage may be reduced or increased by assignments which become effective prior to the assignment to the Assignee becoming effective) and the percentage of the Assignee in the Aggregate Commitment
and Loans will be      %.

     5.     The Assignor and the Assignee hereby give to the Borrowers and the Agent notice of the assignment and delegation referred to herein.
The Assignor will confer with the Agent before             , 19     to
determine if the Assignment Agreement will become effective on such date pursuant to Section 3 hereof, and will confer with the Agent to determine the Effective Date pursuant to Section 3 hereof if it occurs thereafter. The Assignor shall notify the Agent if the Assignment Agreement does not become effective on any proposed Effective Date as a result of the failure to satisfy the conditions precedent agreed to by the Assignor and the Assignee. At the request of the Agent, the Assignor will give the Agent written confirmation of the occurrence of the Effective Date.

     6. The Assignee hereby accepts and assumes the assignment and delegation referred to herein and agrees as of the Effective Date (i) to perform fully all of the obligations under the Credit Agreement which it has hereby assumed and (ii) to be bound by the terms and conditions of the Credit Agreement as if it were a "Bank".

     7. The Assignor and the Assignee request and agree that any payments to be made by the Agent to the Assignor on and after the Effective Date shall, to the extent of the assignment referred to herein, be made entirely to the Assignee, it being understood that the Assignor and the Assignee shall make between themselves any desired allocations.

     8. The Assignor or the Assignee shall pay to the Agent on or before the Effective Date the processing fee of $2,500 required by Section
13.3.2 of the Credit Agreement.

     9. The Assignor and the Assignee request and direct that the Agent prepare and cause the Borrowers to execute and deliver new Notes or, as appropriate, replacement notes, to the Assignor and the Assignee in accordance with Section 13.3.2 of the Credit Agreement. The Assignor and the Assignee agree to deliver to the Agent the original Note received from it by the Borrowers upon its receipt of a new Note in the amount set forth above.

     10. The Assignee advises the Agent that the address listed below is its address for notices under the Credit Agreement:


ASSIGNOR                                        ASSIGNEE

By:                                             By:

Title:                                          Title:


                          EXHIBIT "2" to EXHIBIT "J"

                             CONSENT AND RELEASE



TO:           [NAME OF ASSIGNOR]


              [NAME OF ASSIGNEE]



                                                                   , 19  _


     1.     We acknowledge receipt from                        (the
"Assignor") and                         (the "Assignee") of the Notice
of Assignment, dated as of               , 19   (the "Notice").
Capitalized terms used herein and not otherwise defined herein shall have the meanings attributed to them in the Notice.

     2. In consideration of the assumption by the Assignee of the obligations of the Assignor as referred to in the Notice, the Company hereby (i) irrevocably consents, as required by Section 13.3 of the Credit Agreement, to the assignment and delegation referred to in the Notice and
(ii) as of the Effective Date, irrevocably reduces the percentage of the Assignor in the Aggregate Commitment by the percentage of the Aggregate Commitment assigned to the Assignee and releases the Assignor from all of its obligations to the Borrowers under the Loan Documents to the extent that such obligations have been assumed by the Assignee.

     3. The Company directs the Agent to prepare for issuance by the Borrowers new Notes as requested by the Assignor and the Assignee in the Notice.

     4. In consideration of the assumption by the Assignee of the obligations of the Assignor as referred to in the Notice, the Agent hereby (i) irrevocably consents, as required by Section 13.3 of the Credit Agreement, to the assignment and delegation referred to in the Notice, (ii) as of the Effective Date, irrevocably releases the Assignor from its obligations to the Agent under the Loan Documents to the extent that such obligations have been assumed by the Assignee, and (iii) agrees that, as of the Effective Date, the Agent shall consider the Assignee as a "Bank" for all purposes under the Loan Documents to the extent of the assignment and delegation referred to in the Notice.

NIKE, INC.                              BANK OF AMERICA NATIONAL TRUST AND
                                        SAVINGS ASSOCIATION, as Agent


By:                                      By:

Title:                                   Title:


                                  EXHIBIT "K"

                            Confidentiality Agreement

                            (Transferee's Letterhead)

To:    [Name of Transferee]

       Attention:

RE:  Nike, Inc. (the "Company")

Gentlemen/Ladies:

     You have asked to receive from us certain information (which may be communicated both in written and verbal form) with respect to the Company which is non-public, confidential or proprietary in nature (collectively, the "Information") in order to evaluate your possible participation in certain credit facilities to be extended to the Company (the "Credit Facilities"). In consideration of our disclosure to you of the Information, you agree as follows:

     1. Non-Disclosure. You will keep the Information confidential and, without our prior written consent, you will not disclose any of the Information except:

      (a)  to your directors, employees, auditors or counsel
      (collectively "representatives") to whom it is necessary to show the Information, each of which shall be informed by you of the confidential nature of the Information;

      (b) in any statement or testimony pursuant to a subpoena or order by any court, governmental body or other agency asserting jurisdiction over you, or as may otherwise be required by law (provided that you shall give us prior notice of the disclosure permitted by this clause (b) unless such notice is prohibited by the subpoena, order or law); and

     (c) upon the request or demand of any regulatory agency or authority having jurisdiction over you.

     2. Use of Information. You will use the Information only for the purposes of evaluating the proposed Credit Facilities and making any necessary credit judgments with respect thereto. You will not use the Information in a manner prohibited by any law, including without limitation, the securities laws of the United States.

     3. Return of Documents. You will, upon demand, return to us all documents or other written material received from us and all copies thereof made by you which contain the Information which have not been properly disposed of by you.

     4. Public Information. The restrictions contained herein shall not apply to Information which (a) is or becomes generally available to the public other than as a result of a disclosure by you or your representatives; (b) becomes available to you on a non-confidential basis from a source other than us or one of our agents or (c) was known to you on a non-confidential basis prior to its disclosure to you by us or one of our agents.

     5. Disclaimer. It is understood and agreed that we are under no obligation to verify the accuracy of any of the Information and make no representation or warranty of any kind, and shall have no liability with respect to, the accuracy, completeness or sufficiency of the Information.

     6. General Provisions. This agreement constitutes the entire agreement of the parties hereto and supersedes all prior agreements of the parties relating to the subject matter hereof. Upon your execution of definitive loan documents, some or all of your confidentiality obligations with respect to the information may be superseded by the confidentiality provisions of the loan documents. This agreement shall be governed by, and construed in accordance with, the laws of the State of California.

     If you are in agreement with the foregoing, please acknowledge your acceptance of the terms and conditions contained herein by executing and returning a copy of this agreement as provided below to
the attention of the undersigned by FAX (   )    -     with the original
to follow by mail.

Very truly yours,

BANK OF AMERICA NATIONAL TRUST AND
SAVINGS ASSOCIATION, as Agent

By:                              _

Its:

Accepted and agreed to:


(Name of Participant)

By:
Its:
Date:



                                    EXHIBIT "L"

                         Certificate for Subsidiary Borrowers


Date:             , 199

To: Bank of America National Trust and Savings Association as Agent for the Banks parties to the Credit Agreement dated as of September 15, 1995 (as extended, renewed, amended or restated from time to time, the "Credit Agreement") among NIKE, Inc., certain of its Subsidiaries, certain Banks which are signatory thereto and Bank of America National Trust and Savings Association, as Agent of this certificate, a "Subsidiary Borrower" for purposes of the Credit Agreement.

     3.     Each of the representations and warranties set forth in
            Article V of the Credit Agreement is true and correct as applied to the Company and the Subsidiary Borrower as of this date. There exists no Default or Unmatured Default.

     4. The Company is delivering herewith to the Agent in substitution (without novation) of the existing Notes, Notes executed by each of the Borrowers, including the Subsidiary Borrower, payable to each of the Banks.

     5. The Company hereby ratifies and reaffirms its obligations as guarantor set forth in Article IX of the Credit Agreement and hereby acknowledges and agrees that henceforth all Obligations of the Subsidiary Borrower shall be deemed included in the Guaranteed Obligations covered thereunder.

     6. The Subsidiary Borrower hereby acknowledges its irrevocable appointment of the Company as its agent and attorney-in-fact as set forth in the last sentence of Section 2.5.9 of the Credit Agreement.

     7. By its execution and delivery of this Certificate, the Subsidiary Borrower is intended to be, and shall be, bound by the Credit Agreement, as though a party thereto, and shall be deemed to have executed and delivered to the Agent and each of the Banks an original, executed counterpart of such Credit Agreement.


NIKE, Inc.


By:

Title:



[Name of Subsidiary Borrower]

By:

Title:


Receipt acknowledged:

BANK OF AMERICA NATIONAL TRUST
  AND SAVINGS ASSOCIATION,
  as Agent


By:

Title:

Date:




                                         SCHEDULE "1"

                                SUBSIDIARIES AND OTHER INVESTMENTS
                                       (See Section 5.8)




NIKE, Inc. - Subsidiaries            Addresses                           Ownership

NIKE, Inc.                           One Bowerman Drive
                                     Beaverton, OR  97005  USA

      NIKE Canada Ltd.               2445 Canoe Avenue                    NIKE, Inc. 100%
                                     Coquitlam, B.C.
                                     Canada V3K 6A9

      NIKE Italy SrL                 Via dell Aeronautica 22              NIKE, Inc.
                                     I-42100                              NIKE UK 1%
                                     Reggio Emilia, Italy

      NIKE Retail Services, Inc.      One Bowerman Drive                  NIKE, Inc. 100%
                                      Beaverton, OR 97005  USA

      NIKE U.K. Ltd.                  Coniston House, Washington Centre   NIKE, Inc. 100%
                                      District 4, Washington
                                      Tyne & Wear NE38 7RN England

      NIKE do Brasil                  Portal Trade Center                 NIKE, Inc. 100%
                                      Rua Luiz Migliano
                                      1110-Cj. 402
                                      05711 Sao Paulo - S.P., Brazil

      NIKE France S.A.                Zone d'Activites des Bethunes       NIKE, Inc. 99.9%
                                      Avenue du Fief
                                      95310 Saint-Ouen L'Aumne, France

      NIKE Sports Korea               6th Floor Dongik Building           NIKE, Inc. 99.9%
                                      98 Nonhyun-Dong, Kangnam-Ku
                                      Seoul, Korea

      NIKE (European Apparel) GmbH    c/o Marathon 7                      NIKE, Inc. 100%
      (in liquidation)                1213 PD Hilversum
                                      The Netherlands

      NIKE Denmark ApS                Kokkedal Industripark 101           NIKE, Inc. 100%
                                      2980 Kokkedal, Denmark

      American NIKE S.A.              Avenida Constitucion                NIKE, Inc. 99.995%
                                      Edificio B, 2-APDO 111
                                      08960 Sant Just Desvern
                                      Barcelona, Spain

      NIKE Singapore Pte. Ltd.        6 Kim Chuan Drive                   NIKE, Inc. 100%
                                      Singapore 1953

      BRS NIKE Taiwan                 13th Floor, #152, Sung Chiang Rd.   NIKE, Inc. 99.9%
                                      Taipei, Taiwan, R.O.C.

      NIKE Holding B.V.               Kleine Tocht 1                      NIKE, Inc. 100%
                                      1507 CB Zaandam, The Netherlands

      NIKE Holland B.V.               Kleine Tocht 1                      NIKE Holding B.V. 100%
                                      1507 CB Zaandam, The Netherlands


      NIKE Belgium Holding N.V.       Hoge Mauw 28                        NIKE, Inc. 100%
                                      B-2370 Arendonk, Belgium

      NIKE Belgium N.V.               Hoge Mauw 28                        NIKE Belgium Holding B.V. 100%
                                      B-2370 Arendonk, Belgium

     NIKE Sales (Malaysia) Sdn. Bhd.  Lot 1505 Sungei Way BATU 9          NIKE, Inc. 100%
                                      Jalan Kelang Lama, Peti Surat 606
                                      PEJ.POS Jalan Sultan, 46000 Petaling Jaya
                                      Selangor, Malaysia

      Tetra Plastics, Inc.             620 Spirit of St. Louis Blvd.       NIKE, Inc. 100%
                                       Chesterfield, MO  63005  USA

      NIKE Finland O.Y.                Hameentie 153 B                    NIKE, Inc. 100%
                                       SF-00561 Helsinki, Finland

      NIKE Europe B.V.                 Marathon 7                         NIKE, Inc. 100%
                                       1213 PD Hilversum
                                       The Netherlands

      NIKE Europe Holding B.V.         Marathon 7                         NIKE, Inc. 100%
                                       1213 PD Hilversum
                                       The Netherlands

      NIKE European Operations         Marathon 7                         NIKE, Inc. 100%
          Netherlands BV (NEON)        1213 PD Hilversum
                                       The Netherlands

      NIKE New Zealand Limited         50 Anzac Road, Browns Bay          NIKE, Inc. 100%
                                       Auckland 10, New Zealand

      NIKE Australia Pty. Ltd.         28 Victoria Crescent               NIKE, Inc. 100%
                                       Abbotsford 3067, Australia

      NIKE de Mexico, S.A. de C.V.     Av. de las Americas No. 303-1      NIKE, Inc. 100%
                                       Col Ladron de Guevara
                                       CP 44680, Guadalajara
                                       Jalisco, Mexico

      NIKE Hong Kong Limited           Unit 2 & 3, Tower 1, 18th Floor    NIKE, Inc. 100%
                                       Enterprises Square
                                       9 Shueng Yuet Road
                                       Kowloon Bay, Kowloon, Hong Kong

      NIKE Switzerland A.G.            Grindelstrasse 5                   NIKE, Inc. 100%
                                       8303 Basserfdorf, Switzerland

      Sports Specialties Corporation   20 Goodyear                        NIKE, Inc. 100%
                                       Irvine, CA   92718

      NIKE de Chile S.A.               Francisco Noguera 201              NIKE, Inc. 99%
                                       Providencia                        NIKE International 1%
                                       Santiago, Chile

      NIKE International Ltd.          One Bowerman Drive                 BRS, Inc. 99.9%
                                       Beaverton, OR  97005 USA           Other .1%

      NIKE International & Cia         Portal Trade Center                Partnership
                                       Rua Luiz Migliano
                                       1110-Cj. 402
                                       05711 Sao Paulo - S.P., Brazil

      NIKE (Ireland) Ltd.              One Bowerman Drive                 NIKE, Inc. 100%
                                       Beaverton, OR  97005 USA


      NIKE GmbH                        Donau Business Center              NIKE, Inc. 100%
                                       388 Handelskai/C42
                                       1020 Vienna
                                       Austria

      NIKE Argentina SA                Viamonte 570                       NIKE, Inc. 100%
                                      (1053) Buenos Aires, Argentina


      Cole Haan Holdings, Inc.          One Cole Haan Drive               NIKE, Inc. 100%
                                        Yarmouth, Maine  04096 USA

      Downeast Casual                   One Cole Haan Drive
                                        Yarmouth, Maine  04096 USA         Cole Haan Holdings, Inc. 100%

      Cole Haan                         One Cole Haan Drive
                                        Yarmouth, Maine  04096 USA         Cole Haan Holdings, Inc. 100%

                    Cole Haan Accessories, Ltd.  (same address)             Cole Haan 100%
                    Cole Haan Company Store      (same address)             Cole Haan 100%
                    Cole Haan SRL                (same address)             Cole Haan 100%


      Canstar Sports Inc.                                                  NIKE, Inc. 100%





                                       SCHEDULE "2"

                                           LIENS
                                 (See Sections 5.14 & 6.15)


                                          None